Exhibit 99(1)








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                     CONVERSION VALUATION APPRAISAL REPORT


                                  Prepared for:


                              Third Century Bancorp
                                Franklin, Indiana

       ------------------------------------------------------------------




                                     As Of:
                                February 27, 2004



                                  Prepared By:

                             Keller & Company, Inc.
                              555 Metro Place North
                                    Suite 524
                               Dublin, Ohio 43017
                                 (614) 766-1426


                                KELLER & COMPANY

       ------------------------------------------------------------------

                      CONVERSION VALUATION APPRAISAL REPORT


                                  Prepared for:

                              Third Century Bancorp
                                Franklin, Indiana

       ------------------------------------------------------------------


                                     As Of:
                                February 27, 2004

                             KELLER & COMPANY, INC.
                        FINANCIAL INSTITUTION CONSULTANTS

555 Metro Place North
                                                                    614-766-1426
Suite 524                                                     614-766-1459 (fax)

Dublin, Ohio 43017




March 18, 2004


Board of Directors
Mutual Savings Bank
80 East Jefferson St.
Franklin, IN 46131

To the Board:

We hereby submit an independent appraisal of the pro forma market value of the to-be-issued stock of Third Century Bancorp (the "Corporation"), which is the newly formed holding company of Mutual Savings Bank ("Mutual" or the "Bank"). The Corporation will hold all of the shares of the common stock of the Bank. Such stock is to be issued in connection with the Bank's conversion from a state chartered mutual savings bank to a state chartered stock savings bank in accordance with the Bank's plan of conversion. This appraisal was prepared and provided to the Bank in accordance with the conversion requirements and regulations of the Federal Deposit Insurance Corporation and the Indiana Department of Financial Institutions

Keller & Company, Inc., as described in more detail in Exhibit A, is an independent, full-service, financial institution consulting firm that serves both thrift institutions and banks, specializing in conversion and reorganization appraisals, fairness opinions, stock valuations, business and strategic plans and market studies. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C.

Our appraisal is based on the assumption that the data provided to us by Mutual and the material provided by the independent auditor, BKD LLP, Indianapolis, Indiana, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank's assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

In the preparation of this appraisal, we held discussions with the management of Mutual, with the law firm of Barnes & Thornburg, Indianapolis, Indiana, the Bank's conversion counsel, and with BKD LLP. Further, we viewed the Bank's local economy and primary market area.

Board of Directors
Mutual Savings Bank
March 18, 2004

Page 2


This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases share of the Corporation's stock in this reorganization and public offering will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required, giving consideration to any new developments in the Bank's operation that have an impact on its operations or financial condition, further recognizing any changes in general market conditions and pertinent changes in the market for publicly-traded thrift institutions. Based on the material effect of any such developments and changes on the pro forma market value of the Corporation as opined in this report, we will make necessary adjustments to the Corporation's appraised value in an appraisal update.

In it our opinion that as of February 27, 2004, the pro forma market value or appraised value of Third Century Bancorp was $12,500,000. Further, a range for this valuation is from a minimum of $10,650,000 to a maximum of $14,375,000, with a maximum, as adjusted, of $16,531,250.


Very truly yours,

KELLER & COMPANY, INC.

/s/ Keller & Company, Inc.

                                TABLE OF CONTENTS



                                                                            PAGE


INTRODUCTION                                                                   1

  I. Description of Mutual Savings Bank
     General                                                                   3
     Performance Overview                                                      7
     Income and Expense                                                        8
     Yields and Costs                                                         12
     Interest Rate Sensitivity                                                13
     Lending Activities                                                       15
     Nonperforming Assets                                                     20
     Investments                                                              22
     Deposit Activities                                                       23
     Borrowings                                                               24
     Subsidiaries                                                             24
     Office Properties                                                        25
     Management                                                               25

 II. Description of Primary Market Area                                       26

III. Comparable Group Selection
     Introduction                                                             32
     General Parameter
        Merger/Acquisition                                                    33
        Mutual Holding Companies                                              33
        Trading Exchange                                                      34
        IPO Date                                                              35
        Geographic Location                                                   35
        Asset Size                                                            36
     Balance Sheet Parameters
        Introduction                                                          37
        Cash and Investments to Assets                                        37
        Mortgage-Backed Securities to Assets                                  38
        One- to Four-Family Loans to Assets                                   38
        Total Net Loans to Assets                                             39
        Total Net Loans and Mortgage-Backed Securities to Assets              39
        Borrowed Funds to Assets                                              40
        Equity to Assets                                                      40
     Performance Parameters
        Introduction                                                          41

                                                                            PAGE

III. Comparable Group Selection (cont.)
     Performance Parameters (cont.)
        Return on Average Assets                                              41
        Return on Average Equity                                              42
        Net Interest Margin                                                   43
        Operating Expenses to Assets                                          43
        Noninterest Income to Assets                                          43
     Asset Quality Parameters
        Introduction                                                          44
        Nonperforming Assets to Assets                                        44
        Repossessed Assets to Assets                                          45
        Loan Loss Reserves to Assets
                                                                              45
     The Comparable Group                                                     46

IV. Analysis of Financial Performance
                                                                              47

V.  Market Value Adjustments
    Earnings Performance                                                      50
    Market Area                                                               54
    Financial Condition                                                       55
    Asset, Loan and Deposit Growth                                            58
    Dividend Payments                                                         60
    Subscription Interest                                                     60
    Liquidity of Stock                                                        61
    Management                                                                62
    Marketing of the Issue                                                    62

VI. Valuation Methods
                                                                              64
    Price to Book Value Method                                                65
    Price to Core Earnings Method                                             66
    Price to Assets Method                                                    67
    Valuation Conclusion
                                                                              68

                                LIST OF EXHIBITS



NUMERICAL                                                                   PAGE
EXHIBITS

  1   Statement of Financial Condition at
        December 31, 2003                                                     70
  2   Consolidated Balance Sheets - At December 31,
        1999 through 2002                                                     71
  3   Consolidated Statement of Income -
        Year Ended December 31, 2003                                          72
  4   Consolidated Statements of Income - Years Ended
        December 31, 1999 through 2002                                        73
  5   Selected Financial Information                                          74
  6   Income and Expense Trends                                               75
  7   Normalized Earnings Trend                                               76
  8   Performance Indicators                                                  77
  9   Volume/Rate Analysis                                                    78
 10   Yield and Cost Trends                                                   79
 11   GAP Table                                                               80
 12   Loan Portfolio Composition                                              81
 13   Loan Maturity Schedule                                                  82
 14   Loan Originations and Purchases                                         83
 15   Delinquent Loans                                                        84
 16   Nonperforming Assets                                                    85
 17   Classified Assets                                                       86
 18   Allowance for Loan Losses                                               87
 19   Investment Portfolio Composition                                        88
 20   Mix of Deposits                                                         89
 21   Time Deposits by Rate                                                   90
 22   Deposit Activity                                                        91
 23   Borrowed Funds Activity                                                 92
 24   Offices of Mutual Savings Bank                                          93
 25   Management of the Bank                                                  94
 26   Key Demographic Data and Trends                                         95
 27   Key Housing Data                                                        96
 28   Major Sources of Employment                                             97
 29   Unemployment Rates                                                      98
 30   Market Share of Deposits                                                99
 31   National Interest Rates by Quarter                                     100
 32   Thrift Stock Prices and Pricing Ratios                                 101
 33   Key Financial Data and Ratios                                          109
 34   Recently Converted Thrift Institutions                                 117

NUMERICAL                                                                   PAGE
EXHIBITS


 35   Acquisitions and Pending Acquisitions                                  118
 36   Thrift Stock Prices and Pricing Ratios -
         Mutual Holding Companies                                            119
 37   Key Financial Data and Ratios -
         Mutual Holding Companies                                            121
 38   Balance Sheets Parameters -
         Comparable Group Selection                                          123
 39   Operating Performance and Asset Quality Parameters -
         Comparable Group Selection                                          126
 40   Balance Sheet Ratios -
         Final Comparable Group                                              129
 41   Operating Performance and Asset Quality Ratios
         Final Comparable Group                                              130
 42   Balance Sheet Totals - Final Comparable Group                          131
 43   Balance Sheet - Asset Composition
         Most Recent Quarter                                                 132
 44   Balance Sheet - Liability and Equity
         Most Recent Quarter                                                 133
 45   Income and Expense Comparison
         Trailing Four Quarters                                              134
 46   Income and Expense Comparison as a Percent of
         Average Assets - Trailing Four Quarters                             135
 47   Yields, Costs and Earnings Ratio
         Trailing Four Quarters                                              136
 48   Dividends, Reserves and Supplemental Data                              137
 49   Valuation Analysis and Conclusions                                     138
 50   Market Pricings and Financial Ratios - Stock Prices
         Comparable Group                                                    139
 51   Pro Forma Minimum Valuation                                            140
 52   Pro Forma Mid-Point Valuation                                          141
 53   Pro Forma Maximum Valuation                                            142
 54   Pro Forma Superrange Valuation                                         143
 55   Summary of Valuation Premium or Discount                               144

ALPHABETICAL
EXHIBITS

                                                                            PAGE

   A    Background and Qualifications                                        145
   B    RB 20 Certification                                                  149
   C    Affidavit of Independence                                            150

INTRODUCTION

     Keller & Company, Inc. ("Keller") is an independent consulting and appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report ("Report") to provide the pro forma market value of the to-be-issued common stock of Third Century Bancorp (the "Corporation"), an Indiana corporation, which was formed in February 2004 as a holding company to own all of the to-be-issued shares of common stock of Mutual Savings Bank ("Mutual" or the "Bank), Franklin, Indiana. The stock is to be issued in connection with the Bank's Application for Approval of Conversion from a state chartered mutual savings bank to a state chartered stock savings bank. The Application is being filed with the Federal Deposit Insurance Corporation ("FDIC"), the Securities and Exchange Commission ("SEC") and the Indiana Department of Financial Institutions. In accordance with the Bank's conversion, there will be a simultaneous issuance of all the Bank's stock to the Corporation, which will be formed by the Bank. Such Application for Conversion has been reviewed by Keller, including the Prospectus and related documents, and discussed with the Bank's management and the Bank's conversion counsel, Barnes & Thornburg, Indianapolis, Indiana.

     This conversion appraisal was prepared based on guidelines entitled "Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization," and the Revised Guidelines for Appraisal Reports, and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

     The pro forma market value is defined as the price at which the stock of the Bank after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arms-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Bank in the conversion are sold in noncontrol blocks.

     In preparing this conversion appraisal, we have reviewed the financial statements for the five fiscal years ended December 31, 1999 through December
31, 2003, and discussed them with Mutual's management and with Mutual's independent auditors, BKD, LLP, Indianapolis, Indiana, and Woodbury & Company, Franklin, Indiana. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Bank's preliminary Form SB-2 and the Bank's preliminary Form AC and discussed them with management and with the Bank's conversion counsel.

     We have visited Mutual's home office and have traveled the surrounding area. We have studied the economic and demographic characteristics of the primary market area encompassing Johnson County, Indiana, and analyzed the Bank's primary market area relative to Indiana and the United States. We have also examined the competitive market within which Mutual operates, giving consideration to the area's numerous financial institution offices, mortgage banking offices, and credit union offices and other key characteristics, both positive and negative.

     We have given consideration to the current market conditions for securities in general and for publicly-traded thrift stocks in particular. We have examined the performance of selected publicly-traded thrift institutions and compared the performance of Mutual to those selected institutions.

     Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock in the Corporation will subsequently be able to sell shares in the Corporation at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I. DESCRIPTION OF MUTUAL SAVINGS BANK

GENERAL

     Mutual Savings Bank was organized as a state chartered building and loan association in 1890. The Bank later converted to a state chartered savings bank in 1994 and changed its name to Mutual Savings Bank.

     Mutual conducts its business from its six offices, including its home office and three branches in Franklin, Indiana, and its branches in Nineveh and Trafalgar. The Bank also serves the public through its wholly-owned subsidiary, Mutual Financial Services, Inc. ("MFSI"). MFSI is involved in providing insurance services, including mortgage life insurance to loan customers and operates from the Bank's six offices. The Bank's primary lending area is comprised of Johnson County and extends into portions of the surrounding counties.

     Mutual's deposits are insured up to applicable limits by the FDIC in the Savings Association Insurance Fund ("SAIF"). The Bank is also subject to certain reserve requirements of the Board of Governors of the Federal Reserve Bank (the "FRB"). Mutual is a member of the Federal Home Loan Bank (the "FHLB") of Indianapolis and is regulated by the FDIC. As of December 31, 2003, Mutual had assets of $106,561,000, deposits of $78,708,000 and retained earnings of $8,040,000.

     Mutual is a community oriented financial institution which has been engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area. Mutual has been involved in the origination of residential mortgage loans secured by one- to four-family dwellings, commercial real estate loans, commercial business loans, multi-family loans, construction loans, commercial loans and consumer loans. Residential mortgage loans secured by one- to four-family dwellings represented 48.1 percent of its loan originations during the year ended December 31, 2002, and a larger
58.9 percent of its loan originations during the year ended December 31, 2003. Commercial real estate loan originations represented a moderate 13.4 percent and
14.2 percent of total originations for the
same respective time periods. Consumer loans represented 18.1 of loan originations percent in fiscal 2002 and commercial business loans represented a moderate 16.2 percent of total loan originations in 2002 with their shares representing 12.2 percent and 8.1 percent, respectively, for the fiscal year ended December 31, 2003.

     At December 31, 2003, 57.3 percent of its gross loans consisted of residential real estate loans on one- to four-family dwellings, compared to a lesser 51.1 percent at December 31, 2002, with the primary source of funds to originate loans being retail deposits from residents in its local communities. The Bank is also an originator of construction loans, commercial real estate loans, multi-family loans, home equity loans, commercial business loans and consumer loans. Consumer loans include home equity loans, automobile loans, loans on savings accounts, credit card loans and other secured and unsecured personal loans and represented 9.5 percent of gross loans as of December 31, 2003, and a larger 11.3 percent at December 31, 2002.

     The Bank had $5.4 million, or a modest 5.1 percent of its assets in cash and investments, including interest-bearing deposits but excluding FHLB stock which totaled $975,000 and representing 0.9 percent of assets at December 31, 2003. The Bank's investment securities totaled $689,000 and included U.S. government agency securities and corporate obligations with the balance of investments comprised of interest-bearing deposits. Deposits, loan payments and equity have been the primary sources of funds for the Bank's lending and investment activities.

     The Bank's amount of stock to be sold in the public offering will be $12,500,000 or 1,250,000 shares at $10 per share based on the midpoint of the appraised value with net conversion proceeds of $11,930,000 reflecting conversion expenses of approximately $570,000. The ESOP will represent 8.0 percent of the gross shares issued or 100,000 shares at $10 per share, representing $1.0 million. The Bank's net proceeds will be used to originate residential and nonresidential mortgage loans and home equity loans and initially invested in short term investments. The Bank may also use the proceeds to expand services, expand operations or acquire other financial service organizations, further diversification into other businesses, or for any other purposes authorized by law but has no plan to pursue these other services.

     Mutual has seen a minimal increase in deposits from December 31, 2002, to December 31, 2003, with deposits increasing 0.7 percent from December 31, 2002, to December 31, 2003. From December 31, 2001, to December 31, 2002, deposits decreased by 0.8 percent, compared to a 12.1 percent increase in fiscal 2001. The Bank has witnessed an increase in its one- to four-family portfolio, its construction loans and its commercial real estate loans with a minimal increase in its consumer loan portfolio and commercial business loans from December 31, 2002, to December 31, 2003. The Bank has also witnessed an increase in its net interest margin but a decrease in its equity to assets ratio. Equity to assets decreased from 7.82 percent of assets at December 31, 2002, to 7.54 percent at December 31, 2003, with the decrease due to the Bank's stronger growth in assets.

     Mutual's primary lending strategy has been to focus on the origination of one- to four-family mortgage loans, including construction loans, commercial real estate loans, commercial business loans and consumer loans.

     Mutual's share of one- to four-family mortgage loans has increased modestly, from 51.1 percent of gross loans at December 31, 2002, to 57.3 percent as of December 31, 2003. Commercial real estate loans increased in dollars but decreased in their share of loans from 17.0 percent to 15.9 percent of gross loans from December 31, 2002, to December 31, 2003. All types of real estate loans as a group increased modestly from 77.6 percent of gross loans in 2002 to
83.3 percent at December 31, 2003. The share of commercial business loans decreased modestly from 11.1 percent of loans at December 31, 2002, to 7.2 percent at December 31, 2003. The increase in the share of real estate loans was offset by the Bank's decrease in consumer loans which decreased from 11.3 percent of loans at December 31, 2002, to 9.5 percent of loans at December 31, 2003, and the decrease in commercial loans from 11.1 percent at December 31, 2002, to 7.2 percent at December 31, 2003.

     Management's  internal  strategy has also  included  continued  emphasis on maintaining an adequate and appropriate allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry and also in recognition of the Bank's growth in commercial real estate loans and modestly higher level of nonperforming assets. At December 31, 2003, Mutual had $1,055,000 in its loan loss allowance, representing 1.08 percent of gross loans and 245.9 percent of nonperforming assets, which increased from $884,000 and represented a similar 1.10 percent of gross loans and a higher 309.09 percent of nonperforming assets at December 31, 2002.

     Interest income from loans and investments has been the basis of earnings with the net interest margin being the key determinant of net earnings. With a dependence on net interest margin for earnings, current management will focus on strengthening the Bank's net interest margin without undertaking excessive credit risk combined with controlling the Bank's noninterest expenses.

PERFORMANCE OVERVIEW

     Mutual's financial position at year end December 31, 2002 and 2003, is highlighted through the use of selected financial data in Exhibit 5 as well as Exhibits 1 through 4. Mutual has focused on strengthening its dollar equity position, increasing its loans, decreasing its investment portfolio, maintaining its deposit base, and increasing its FHLB advances. Mutual experienced a moderate increase in assets in 2002, followed by a larger increase in assets in 2003 of 10.4 percent, with deposits decreasing slightly in 2002 and then increasing slightly in 2003 with a moderate increase in its dollar equity over these periods. The larger increase in assets in the fiscal year ended December 31, 2003, was the result of an increase in residential mortgage loans.

     Mutual witnessed an increase in assets of $10.1 million or 10.4 percent from December 31, 2002, to December 31, 2003, from $96.5 million to $106.6 million. For the fiscal year ended December 31, 2002, the Bank's assets increased a smaller $5.4 million or 5.9 percent from $91.1 million to $96.5 million.

     The Bank's net loan portfolio, including mortgage loans and nonmortgage loans, increased from $79.3 million at December 31, 2002, to $97.0 million at December 31, 2003, representing a total increase of $17.7 million, or 22.3 percent. The increase was primarily the result of a $14.0 million increase in one- to four-family loans and a $2.0 million increase in commercial real estate loans. For the year ended December 31, 2002, loans increased $6.6 million or 9.0 percent.

     Mutual has pursued obtaining funds through deposits and FHLB advances in accordance with the demand for loans and the change in the Bank's share of investment securities. The Bank's competitive rates for savings in its local market in conjunction with its focus on service and a convenient office network have been the sources for attracting retail deposits. Deposits increased
$581,000 or 0.7 percent from December 31, 2002, to December 31, 2003. For the year ended December 31, 2002, deposits decreased $613,000 or 0.8 percent. The Bank's FHLB advances increased from $5.0 million at December 31, 2001, to $10.5 million at December 31, 2002, and then increased to $19.5 million at December 31, 2003.

     Mutual witnessed an increase in its dollar equity from December 31, 2002, to December 31, 2003, and also from December 31, 2001 to 2002. At December 31, 2001, the Bank had equity of $6.9 million representing a 7.61 percent equity to assets ratio and then equity increased to $7.5 million at December 31, 2002, and representing a higher 7.82 percent equity to assets ratio. At December 31, 2003, equity increased to $8.0 million, representing a slightly lower 7.54 percent of assets. The overall stability in the equity to assets ratio from December 31, 2001, to December 31, 2003, is primarily the result of the Bank's earnings performance being offset by strong growth in assets. Equity increased 15.9 percent from December 31, 2001, to December 31, 2003, representing an average annual increase of 8.0 percent, while equity increased a lesser 6.6 percent in fiscal 2003.


INCOME AND EXPENSE

     Exhibit 6 presents selected operating data for Mutual, reflecting the Bank's income and expense trends. This table provides key income and expense figures in dollars for the fiscal years of 2002 and 2003.

     Mutual witnessed a modest increase in its dollar level of interest income from December 31, 2002, to December 31, 2003. Interest income increased from $5.8 million in 2002 to $6.0 million in 2003, representing an increase of $172,000 or 2.9 percent.

     The Bank's dollar level of interest expense experienced a decrease from fiscal year 2002 to 2003. Interest expense decreased from $2.3 million in 2002 to $2.0 million, representing a decrease of $303,000 or 13.4 percent. The $303,000 decrease in interest expense compares to a dollar increase in interest income of $172,000. Such increase in interest income in 2003 with the decrease in interest expense, resulted in a moderate dollar increase in annual net interest income of $475,000 or 13.3 percent for the fiscal year ended December 31, 2003, and a noticeable increase in net interest margin. Net interest income increased from $3,583,000 in

2002, to $4,058,000 in 2003. The increase in net interest margin was the result of a slight decrease in the yield on interest-earning assets offset by a moderate decrease in the cost of interest-bearing liabilities.

     The Bank has made provisions for loan losses in each of the past two fiscal years of 2002 and 2003. The amounts of those provisions were determined in recognition of the Bank's balances of nonperforming assets, charge-offs, real estate owned and repossessed assets, the Bank's mix of loans, loan growth and industry norms. The loan loss provisions were $140,000 in 2002 and $200,000 in 2003. The impact of these loan loss provisions has been to provide Mutual with a general valuation allowance of $1,055,000 at December 31, 2003, or 1.08 percent of gross loans and 245.92 percent of nonperforming loans and nonperforming assets.

     Total other income or noninterest income indicated an increase from fiscal year 2002 to 2003. Noninterest income in fiscal year 2002 was $742,000 or 0.77 percent of assets, including $178,000 in charges on deposit accounts, $233,000 in other service charges and fees, $126,000 in fiduciary activities, $49,000 in gains on loan sales, $83,000 in merchant processing fees and $73,000 in other income. Noninterest income in 2003 was a similar $724,00 or 0.68 percent of assets, including $204,000 in charges on deposit accounts, $223,000 in other service charges and fees, $72,000 in gains on sale of loans, $81,000 in fiduciary activities, $101,000 in merchant processing fees and $43,000 in other income. The average noninterest income for the past two fiscal years was $733,000 or 0.72 percent of average assets. Noninterest income consists of the normal service fees and charges, loan fees, gains on the sale of assets and other income and also includes the Bank's fees for trust services and credit card fees.

     The Bank's general and administrative expenses or noninterest expenses increased from $3,173,000 for the fiscal year of 2002 to $3,756,000 for the fiscal year ended December 31, 2003. The increase includes a one-time charge of $117,000 related to the Bank's service bureau conversion expense, resulting in a lesser $3,639,000 in core operating expenses in 2003, which will be the focus of our discussion. The dollar increase in core noninterest expenses was

$466,000 from 2002 to 2003, representing an increase of 14.7 percent. The increase in noninterest expenses was primarily due to increases in staffing expenses, which increased $334,000 or 18.7 percent in 2003. On a percent of average assets basis, operating expenses increased from 3.18 percent of average assets for the fiscal year ended December 31, 2002, to 3.58 percent for the fiscal year ended December 31, 2003, based on core operating expenses.

     The net earnings position of Mutual has indicated moderate earnings in the past two fiscal years ended December 31, 2002 and 2003. The Bank had earnings of $610,000 in fiscal 2002, representing a 0.61 percent return on assets. The earnings for fiscal year 2003 was a lesser $495,000, representing a return on average assets of 0.48 percent. The earningsin 2003 were impacted by the one-time service bureau conversion expense. The Bank's core ROAA in 2003 was a higher 0.56 percent.

     Exhibit 7 provides the Bank's normalized earnings or core earnings for fiscal years 2002 and 2003. The Bank's normalized earnings eliminate any nonrecurring income and expense items. In fiscal year 2002, there were no income or expense adjustments. In fiscal year 2003, there was a $117,000 reduction in noninterest expenses to eliminate the one-time service bureau conversion expense. The impact of this adjustment resulted in an increase in net income from $495,000 to $565,000.

     The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank's return on average assets has been lower than industry averages of the past two fiscal years. The return on assets was 0.61 percent in 2002 and a lower 0.48 percent in 2003. It was a larger 0.56 percent in 2003, based on core earnings.

     The Bank's average net interest rate spread increased from 3.13 percent in fiscal year 2002 to 3.79 percent in fiscal year 2003. The Bank's net interest margin indicated a similar overall trend, increasing from 3.69 percent in fiscal year 2002 to 4.04 percent in fiscal year 2003.

Mutual's net interest rate spread increased 66 basis points in 2003 to 3.79 percent. The Bank's net interest margin indicated a more moderate increase of 35 basis points to 4.04 percent in 2003.

     The Bank had moderate returns on equity in 2002 and 2003. The return on equity decreased from 8.29 percent in 2002 to 6.22 percent in fiscal year 2003. The core return on equity in 2003 was a higher 7.04 percent.

     Mutual's ratio of interest-earning assets to interest-bearing liabilities decreased from 124.24 percent at December 31, 2002, to 112.82 percent at December 31, 2003. The Bank's decrease in its ratio of interest-earning assets to interest-bearing liabilities at December 31, 2003, is primarily the result of the Bank's stronger growth in assets and rise in FHLB advances.

     The Bank's ratio of noninterest  expenses to average assets  increased from
3.18 percent in fiscal year 2002 to a higher 3.63 percent in fiscal year 2003, due to increases in compensation expenses. The Bank's core operating expenses to average assets ratio in 2003 was a lower but still high 3.58 percent. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the "efficiency ratio." The industry norm is 56.8 percent with the lower the ratio indicating higher efficiency. The Bank has been characterized with a lower degree of efficiency historically reflected in its higher efficiency ratio, which increased from 73.36 percent in 2002 to 78.54 percent in 2003. The efficiency ratio is a lesser 76.10 percent in 2003, based on core expenses.

     Earnings performance can be affected by an institution's asset quality position. The ratio of nonperforming assets to total assets is a key indicator of asset quality. Mutual witnessed a modest increase in its nonperforming asset ratio from 2002 to 2003. Nonperforming assets consist of loans delinquent 90 days or more, nonaccruing loans, real estate owned and repossessed assets. Mutual's nonperforming assets consist of loans delinquent 90 days or more. The ratio of nonperforming assets to total assets was 0.30 percent at December 31, 2002, and increased to 0.40 percent at December 31, 2003.

     The Bank's ratio of allowance for loan losses to loans was 1.10 percent of loans at December 31, 2002, and decreased slightly to 1.08 percent at December 31, 2003, due to the Bank's increase in loans rather than a decrease in the Bank's allowance for loan losses. As a percentage of nonperforming loans, Mutual's allowance for loan losses was 532.53 percent at December 31, 2002, and a lesser 245.92 percent at December 31, 2003.

     Exhibit 9 provides the changes in net interest income due to rate changes and volume changes for the fiscal year of 2003. In fiscal year 2003, net interest income increased $474,000, due to an increase in interest income of $171,000, combined with a decrease in interest expense of $303,000. The increase in interest income was due to an increase due to volume of $517,000 reduced by a decrease due to rate of $346,000. The change in interest expense was due to an increase due to a change in volume of $410,000, more than offset by a decrease due to a change in rate of $713,000.


YIELDS AND COSTS

     The overview of yield and cost trends for the years ended December 31, 2002 and 2003, and at December 31, 2003, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

     Mutual's weighted average yield on its loan portfolio decreased 29 basis points from fiscal year 2002 to 2003, from 6.73 percent to 6.44 percent, and then decreased 45 basis points to 5.99 percent at December 31, 2003. The yield on FHLB stock decreased 133 basis points from fiscal year 2002 to fiscal year 2003, from 6.00 percent to 4.67 percent and then increased 113 basis points to
5.80 percent at December 31, 2003. The yield on investment securities decreased 113 basis points from 2.85 percent in 2002 to 1.72 percent in fiscal year 2003 and then decreased 29 basis points to 1.43 percent at December 31, 2003. The yield on interest-bearing deposits decreased 54 basis points from fiscal year 2002 to 2003, from 1.30 percent to 0.76 percent and then increased 19 basis points to 0.95 percent at December 31, 2003. The combined weighted average yield on all interest-earning assets decreased 4 basis points to 5.98 percent from 2002 to 2003, reflecting the Bank's decreases in yields on loans, securities and interest-bearing deposits. The yield on interest-earning assets at December 31, 2003, was a moderately lower 5.70 percent.

     Mutual's weighted average cost of interest-bearing liabilities decreased 70 basis points to 2.19 percent from fiscal year 2002 to 2003, which was greater than the Bank's 4 basis point decrease in yield, resulting in an increase in the Bank's interest rate spread of 66 basis points from 3.13 percent to 3.79 percent from 2002 to 2003. At December 31, 2003, the Bank's cost of funds decreased 26 basis points to 1.93 percent, compared to a 28 basis point decrease in yield on interest-earning assets, resulting in a lower net interest rate spread by 2 basis points to 3.79 percent. The Bank's net interest margin increased from 3.69 percent in fiscal year 2002 to 4.04 percent in fiscal year 2003, representing an increase of 35 basis points.


INTEREST RATE SENSITIVITY

     Mutual has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of rate sensitive assets. Mutual has recognized the thrift industry's historically higher interest rate risk exposure, which caused a negative impact on earnings and market value of portfolio equity in the past as a result of significant fluctuations in interest rates, specifically rising rates. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative liabilities commonly referred to as an institution's "gap." The larger an institution's gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in market value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, the industry has taken steps during the past few years to reduce their gap position enhanced by the significant decrease in interest rates in the market. Such a strategy often results in a decline in the institution's net interest margin and overall earnings performance. Mutual has responded to the interest rate sensitivity issue by maintaining a higher share of short term consumer loans and a adjustable-rate commercial real estate loans.

     The Bank measures its interest rate risk through the use of its net portfolio value ("NPV") of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheet contracts. The NPV for the Bank is calculated on a quarterly basis, by Baxter Capital Management ("Baxter"), as well as the change in the NPV ratio for the Bank under rising and falling interest rates. Such changes in the NPV ratio under changing rates is reflective of the Bank's interest rate risk exposure referred to as the sensitivity measure, based on a 300 basis point increase in interest rates and a 75 basis point decrease in interest rates as used by Baxter.

     There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

     Exhibit 11 provides the Bank's NPV ratios as of December 31, 2002 and December 31, 2003, and the change in the Bank's NPV under rising and declining interest rates. Such calculations are provided by Baxter, and the focus of this exposure table is a 300 basis point rise in interest rates. Due to the current low interest rates at December 31, 2003, the index used by Baxter in the interest rate risk exposure calculations is below 2.0 percent and therefore a rate change downward is limited to 75 basis points as shown in Exhibit 11.

     The Bank's change in its NPV at December 31, 2003, based on a rise in interest rates of 300 basis points was a 33.3 percent decrease, representing a dollar decrease in equity value of $2,983,000. In contrast, based on a decline in interest rates of 75 basis points, the Bank's NPV was estimated to experience a modest decrease of $342,000 at December 31, 2003, representing 3.8 percent. The Bank's post Shock NPV ratio at December 31, 2003, is 5.90 percent, down from

Interest Rate Sensitivity (cont.)

8.80 percent at December 31, 2002, based on a 300 basis point rise in rates. The Bank's sensitivity measure based on a 300 basis point rise in rates is a decrease of 269 basis points, up significantly from a negative 98 basis points at December 31, 2002. The Bank's interest rate risk at December 31, 2003, reflects a higher risk and exceeds the Bank's interest rate risk limits.

     The Bank is aware of its higher interest rate risk exposure under rapidly rising rates. Due to Mutual's recognition of the need to control its interest rate exposure as well as enhance earnings, the Bank has focused more on the origination of adjustable-rate commercial real estate loans accented by short-term consumer loans, adjustable-rate home equity loans and short- term construction loans. The Bank will continue to focus more on the origination of adjustable-rate loans for its portfolio combined with the plan to sell a major share of its fixed-rate mortgage loans in the secondary market.


LENDING ACTIVITIES

     Mutual has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, combined with relatively strong activity in the origination of commercial real estate loans, construction loans, commercial business loans and consumer loans, including home equity loans. Exhibit 12 provides a summary of Mutual's loan portfolio, by loan type, at December 31, 2002 and 2003.

     Residential loans secured by one- to four-family dwellings was the primary loan type representing 57.3 percent of the Bank's gross loans as of December 31, 2003. This share has seen a modest increase from 51.1 percent at December 31, 2002. The second largest real estate loan type as of December 31, 2003, was commercial real estate loans, which comprised a moderate 15.9 percent of gross loans, compared to a slightly higher 16.9 percent as of December 31, 2002, making it the second largest real estate loan category in 2002, as well. The third largest real estate loan category as of December 31, 2003, was construction loans which comprised a modest 5.5 percent of loans compared to a larger 5.9 percent at December 31, 2002. Construction loans were the third largest real estate loan category in 2002. The three major real estate loan categories in 2003 represented 78.6 percent of gross loans at December 31, 2003, compared to a lesser 73.9 percent of gross loans at December 31, 2002.

     Commercial business loans represented a moderate size loan category for Mutual. Commercial loans totaled $7.1 million and represented 7.2 percent of gross loans at December 31, 2003, compared to a larger $8.9 million or 11.1 percent of gross loans at December 31, 2002. The consumer loan category was the remaining key loan type at December 31, 2003, and represented a moderate 9.5 percent of gross loans, compared to a larger 11.3 percent at December 31, 2002. Consumer loans include home equity loans, home improvement loans, loans on savings accounts, automobile loans, credit card loans and secured and unsecured personal loans. The overall mix of loans has witnessed moderate changes from fiscal year-end 2002 to 2003, with the Bank having increased its share of one- to four-family loans and land loans and decreased its shares of consumer loans, construction loans, commercial business loans and commercial real estate loans.

     The emphasis of Mutual's lending activity has been the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located primarily in Mutual's primary market area, which is focused on Johnson County and extends into the surrounding counties for lending. At December 31, 2003, 57.3 percent of Mutual's gross loans consisted of loans secured by one- to four-family residential properties.

     The Bank offers various types of adjustable-rate mortgage loans, ("ARMs"), including one-year, three-year, five-year and seven-year ARMs with rates adjusting at the end of the initial period and then annually thereafter. The interest rates on ARM loans are indexed to the one-year U.S. treasury yield adjusted to a constant maturity. The ARM loans have a maximum rate adjustment of
2.0 percent for each adjustment period and 5.0 percent over the life of the loan. The Bank's primary mortgage loan product is the fixed-rate mortgage loans with 70.5 percent of

Mutual's mortgage loan portfolio being fixed-rate loans and over 84.0 percent of its one-to four-family loans being fixed-rate. Fixed-rate mortgage loans have a maximum term of 30 yeas, however, most mortgage loans have actual terms ranging from 15 years to 30 years. All of the Bank's fixed-rate mortgage loans conform to Freddie Mac underwriting standards with the Bank having sold a major share of its fixed-rate, residential mortgage loans originated in the past few years. The Bank normally sells those fixed-rate residential mortgage loans with terms of greater than 12 years in the secondary market. The Bank services the fixed-rate, residential mortgage loans it sells. The Bank plans to decrease its share of fixed-rate, residential mortgage loans in its portfolio in the future.

     The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent. The Bank does make loans up to 95 percent of loan-to-value ratio and does require private mortgage insurance for the amount in excess of the 80 percent loan-to-value ratio. The Bank requires the borrower to obtain title insurance, and also requires that fire and extended coverage casualty insurance be maintained in an amount equal to at least the lesser of the loan balance or the replacement cost of the improvements on the property. The Bank requires an appraisal for all mortgage loans to comply with secondary market standards. Appraisals are conducted by independent outside appraisers approved by the board of directors. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership.

     Mutual has also been an originator of commercial real estate loans and multi-family loans. The Bank will continue to make commercial real estate loans and multi-family loans in the future. The Bank had a total of $15.6 million in commercial real estate loans at December 31, 2003, representing 15.9 percent of gross loans, compared to $13.6 million or 16.9 percent of gross loans at December 31, 2002. The Bank had a much smaller $363,000 in multi-family loans at December 31, 2003, representing only 0.4 percent of gross loans. The major portion of commercial real estate loans are secured by small office buildings, retail facilities, churches and other commercial properties. Most of the commercial real estate loans are fully amortizing based on a 15-year term but can be offered with a 20-year term. The Bank offers both adjustable-rate and fixed-rate commercial real estate loans and multi-family loans with the interest rate on adjustable-rate loans tied to the prime rate. The maximum loan-to-value ratio is normally 80.0 percent.

     The Bank also originates construction loans for residential construction with a focus on the construction/permanent loan. Construction loans totaled $5.4 million as of December 31, 2003, or 5.5 percent of loans, increasing from $4.8 million at December 31, 2002. The interest rate on construction loans is based on rates on residential mortgage loans, and the loan-to-value ratio does not exceed 80.0 percent of the lower of cost or the appraised value. Interest-only payments are required during the construction period of normally six months and then the construction loans convert to a permanent loan, requiring principal and interest payments. The Bank also offers construction loans to builders and developers on a speculative basis. These loans are structured as a short-term loan with the rate being adjustable and based on the Bank's internal cost of funds with the interest payable quarterly.

     Mutual originates commercial business loans to local businesses within the Bank's market area. Commercial business loans include installment loans, lines of credit and other commercial loans are that normally secured by assets other than real estate. Commercial business loans totaled $7.1 million at December 31, 2003, and represented 7.2 percent of total loans. Commercial business loans have terms of up to ten years with fixed or adjustable rates with adjustable rates tied to prime, with most business loans having adjustable rates. Interest payments are required for the term of the loan based on an amortization schedule of up to ten years. Mutual makes secured and unsecured commercial business loans for the purpose of financing equipment acquisition, expansion, working capital and other general business purposes.

     Mutual also offers home equity loans secured by first and second mortgages. Home equity loans totaled $3.4 million at December 31, 2003, and a similar $3.1 million at December 31, 2002. Home equity loans represented 3.5 percent of total loans at December 31, 2003. Home equity loans have a maximum loan-to-value ratio of 80.0 percent, including the first mortgage.

     Mutual originates other consumer loans with over 54.0 percent of consumer loans consisting of automobile loans at December 31, 2003. The Bank's other consumer loans totaled $5.9 million and represented 6.0 percent of loans at December 31, 2003. In addition to automobile loans and credit card loans, other consumer loans consist of loans on savings accounts, home improvement loans and secured and unsecured personal loans. While the balance of consumer loans is relatively large for Mutual, the balance of consumer loans has decreased slightly from $6.0 million at December 31, 2002.

     Exhibit 13 provides a loan maturity schedule of Mutual's loans, indicating a strong majority of loans with maturities of eleven years to twenty years. The Bank had a moderate 13.1 percent of its loans at December 31, 2003, due in one year or less with a lesser 8.5 percent due in more than one to five years for a combined total of 21.6 percent. The Bank's largest share of loans representing
49.2 percent of loans is due in eleven years to twenty years. The Bank has $58.1 million or 68.1 percent of its loans due after December 31, 2003, with fixed rates and $27.1 million or 31.9 percent with adjustable rates.

     As indicated in Exhibit 14, Mutual experienced a strong increase in its one- to four-family loan originations, responsible for a moderate increase in total loan originations from fiscal year 2002 to 2003. Total loan originations in fiscal year 2002 were $35.3 million compared to $44.9 million in fiscal year 2003, reflective of a higher balance of one- to four-family loans and commercial real estate loans with decreases in home equity, consumer and commercial business loans. The increase in one- to four-family loan originations from 2002 to 2003 of $9.4 million constituted 99.0 percent of the $9.5 million aggregate increase in total loan originations from

2002 to 2003, with commercial real estate loans increasing $1.6 million or 17.2 percent of the total increase, while commercial business loans decreased $2.1 million and other consumer loans decreased $807,000. Loan originations on one- to four-family residences totaled $26.4 million in fiscal year 2003, and a lesser $17.0 million in fiscal year 2002. The second largest category of loan originations in fiscal 2003 was commercial real estate loans, which totaled $6.4 million in fiscal 2003 compared to $4.7 million in fiscal 2002.

     Overall, loan originations exceeded principal payments, loan sales, loan repayments and other deductions in each period. For the fiscal year ended December 31, 2002, originations exceeded reductions by $5.7 million and a much larger $17.6 million in fiscal year 2003, due to higher originations and lower principal payments.


NONPERFORMING ASSETS

     Mutual understands asset quality and risk and the direct relationship of such risk to delinquent loans and nonperforming assets including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country, particularly in the past year. A number of financial institutions have been confronted with increases in their nonperforming assets and have been forced to recognize loan losses and set aside higher valuation allowances. A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including commercial real estate loans and multi-family loans, sub-prime loans, automobile loans, etc. Mutual has also been successful in controlling its nonperforming assets, recognizing the higher risk nature of a portion of its loan portfolio.

     Exhibit 15 provides a summary of Mutual's delinquent loans at December 31, 2002, and December 31, 2003, indicating a lower balance of delinquent loans relative to the industry. The Bank had $429,000 or 0.44 percent of gross loans delinquent 90 days or more at December 31,

2003, with $359,000 in construction loans and $70,000 in one- to four-family loans. Loans delinquent 30 to 89 days totaled $1,220,000 at December 31, 2003, or 1.24 percent of gross loans with $845,000 in one- to four-family loans, $30,000 in construction loans and $102,000 in home equity loans, with these three loan categories representing 88.3 percent of delinquent loans.

     Mutual's board reviews all loans delinquent 30 days or more on a monthly basis to assess their collectibility and to initiate any direct contact with borrowers. When a loan is delinquent 30 days, the Bank sends the borrower a late payment notice. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends additional notices after 30 days and 60 days of delinquency. When the loan becomes delinquent at least 90 days, the Bank will present the loan to the Asset Classification Committee. If the borrower does not cure the default within 15 days, the Bank will normally initiate foreclosure proceedings. The Bank does not normally accrue interest on loans past due 90 days or more unless the loan is adequately collateralized and in the process of collection. Most loans delinquent 90 days or more are placed on a nonaccrual status, and at that point in time the Bank pursues foreclosure procedures.

     Exhibit 16 provides a summary of Mutual's nonperforming assets at December 31, 2003, and at December 31, 2002. Nonperforming assets consist of loans 90 days or more past due, nonaccruing loans and real estate owned, referred to as foreclosed assets. The Bank had nonperforming assets totaling $429,000, comprised of loans delinquent 90 days or more at December 31, 2003, up from $286,000 at December 31, 2002. Nonperforming assets represented 0.40 percent of assets and 0.44 percent of loans at December 31, 2003, up from 0.30 percent of assets and 0.36 percent of loans at December 31, 2002. The Bank historically has carried a lower level of nonperforming assets.

     Mutual's nonperforming assets were much lower than its classified assets. The Bank's classified assets were $1,994,000 or 1.87 percent of assets at December 31, 2003 and a much lower $258,000 or 0.27 percent of assets at December 31, 2002 (reference Exhibit 17). The

Bank's classified assets consisted of $1,950,000 in substandard assets, $30,000 in assets classified as doubtful, and $14,000 in assets classified as loss. The Bank's classified assets at December 31, 2002, consisted of $246,000 in substandard assets and $12,000 in assets classified as loss.

     Exhibit 18 shows Mutual's allowance for loan losses at December 31, 2003 and 2002, indicating the activity and the resultant balances. Mutual has witnessed a moderate increase in its dollar balance of allowance for loan losses from $884,000 in 2002 to $1,055,000 in 2003. The balance in allowance for loan losses increased in 2002 due to provisions of $140,000 and in 2003 due to provisions of $200,000. The Bank had net charge-offs of $28,000 in 2002 and $29,000 in fiscal 2003. The Bank's ratio of allowance for loan losses to gross loans was 1.10 percent at December 31, 2002, and a modestly lower 1.08 percent at December 31, 2003. The decrease in allowance for loan losses to gross loans was impacted by the Bank's increase in loans. Allowance for loan losses to nonperforming loans was 309.09 percent at December 31, 2002, and a lower 245.92 percent at December 31, 2003.


INVESTMENTS

     Excluding interest-bearing deposits, the investment and securities portfolio of Mutual has been comprised of federal agency securities, corporate obligations and FHLB stock. Exhibit 19 provides a summary of Mutual's investment portfolio at December 31, 2002 and 2003, excluding interest-bearing deposits. Investment securities, excluding interest-bearing deposits totaled $1.7 million at December 31, 2003, compared to $6.7 million at December 31, 2002, with most of the securities classified as available-for-sale. The primary component of investment securities was FHLB stock, representing 58.6 percent of investment securities at December 31, 2003, compared to only 8.2 percent at December 31, 2002. The primary components of investment securities at December 31, 2002, were U.S. government agency securities, representing 43.7 percent of investments and mortgage-backed securities, representing 25.4 percent of investments. The

Bank also had interest-bearing deposits totaling another $4.0 million at December 31, 2003, and a larger $6.4 million at December 31, 2002. The Bank had $975,700 in FHLB stock at December 31, 2003, and a lesser $550,000 at December 31, 2002. The Bank had $202,000 in federal agency securities at December 31, 2003, and a much larger $2.9 million at December 31, 2002. The weighted average yields were 1.72 percent for federal agency securities, 0.76 percent for interest-bearing deposits, and 4.67 percent for FHLB stock for the year ended December 31, 2003.


DEPOSIT ACTIVITIES

     The mix of deposits and weighted average costs at December 31, 2003, is provided in Exhibit 20, and a breakdown of certificates by rate is shown in
Exhibit 21. There has been a minimal increase in total deposits and a minimal change in the deposit mix during this period. Total deposits have increased from $78.1 million at December 31, 2002, to $78.7 million at December 31, 2003, representing an increase of $581,000 or 0.7 percent. Certificates of deposit totaled $35.9 million or 45.7 percent of deposits at December 31, 2003, and had an average interest rate of 2.69 percent. Noninterest-bearing demand accounts totaled $6.7 million at December 31, 2003, and represented 8.95 percent of deposits. Savings accounts totaled $35.8 million at December 2003, representing a strong 45.5 percent of deposits and had an average rate of 0.50 percent. Interest-bearing demand accounts totaled only $310,000 at December 31, 2003, representing only 0.4 percent of deposits and had an average interest rate of
0.31 percent. The total amount of demand and savings accounts was $42.8 million at December 31, 2003, and represented 54.3 percent of deposits.

     The major component of certificates had rates between 2.00 percent and 2.99 percent and represented 32.2 percent of certificates at December 31, 2003. The second largest component of certificates was the 3.00 percent to 3.99 percent category with 24.6 percent of certificates.

These  two  certificate   categories  were   responsible  for  56.8  percent  of
certificates of deposit at December 31, 2003.

     Exhibit 22 shows the Bank's certificate of deposit activity for the two years ended December 31, 2002 and 2003. Including interest credited, Mutual experienced a net decrease in certificates in fiscal year 2002 and a net increase in fiscal year 2003. In fiscal year 2002, a net decrease in certificates of $2.9 million resulted in a 7.58 percent decrease in certificates, including interest credited of $1.6 million. In fiscal 2003, a net increase in certificates of $217,000 resulted in a 0.61 percent increase in certificates, including interest credited of $1.1 million.


BORROWINGS

     Mutual has made periodic use of FHLB advances in fiscal years 2002 and 2003. The Bank had FHLB advances of $19.5 million at December 31, 2003, with an average balance of $15.2 million (reference Exhibit 23). The Bank had a smaller balance of $10.5 million in FHLB advances at December 31, 2002, with an average balance of $5.3 million. FHLB advances had an average interest rate of 3.98 percent for the fiscal year ended December 31, 2003, compared to a higher 5.25 percent for the fiscal year ended December 31, 2002.


SUBSIDIARIES

     Mutual  had one  wholly-owned  subsidiary  at  December  31,  2003,  Mutual
Financial Services, Inc., which offers mortgage life insurance sales and services. The Bank sells mortgage insurance products in affiliation with American General Financial Group, Inc.

OFFICE PROPERTIES

     Mutual had six offices at December 31, 2003, including its home office and five branches (reference Exhibit 24). The Bank had three branches in Franklin, two of which are located in retirement communities and occupy 770 square feet in one office and 184 square feet in the second office. The Bank also has branches in the communities of Nineveh and Trafalgar located south of Franklin. The Bank has a net investment in property, furniture and fixtures of $2.1 million, representing 1.95 percent of assets. The Bank owns three of its offices and leases three offices, including the two retirement community offices and the Nineveh office.


MANAGEMENT

     The president and chief executive officer of Mutual is Robert D. Heuchen, who is also a director. Mr. Heuchen has served as president and chief executive officer of the Bank since 1991 and has also served as a director since 1991. Mr. Heuchen also serves as vice chairman of the board of directors, a position he has held since 1999, and is also president of Mutual Financial Services, Inc., holding this position since it was formed in 1991. Mr. Heuchen is a graduate of Franklin College and has an MBA from the University of Indianapolis.

     In addition to Mr. Heuchen, the Bank has two other key member of the senior management team, David A. Coffey and Debra K. Harlow. Mr. Coffey is executive vice president and chief operating officer and was appointed a director in 1999. Mr. Coffey has served as chief operating officer since 1998 and as executive vice president since 1999 and was senior vice president prior to being named executive vice president. Mr. Coffey is a graduate of Franklin College. Ms. Harlow is the chief financial officer, a position she has held since January 2004. Previously, Ms. Harlow served the Bank as controller, EDP coordinator, and operations officer.

II.      DESCRIPTION OF PRIMARY MARKET AREA

     Mutual's primary retail market area encompasses Johnson County, Indiana ("primary market area") where the Bank's office is located. The Bank has six offices, including four offices in Franklin, a branch in Trafalgar and a branch in Nineveh.

     The primary market area is characterized by a higher than average housing value and income when compared to Indiana, but a slightly lower housing value than the United States. Unemployment rates in Johnson County have been lower than unemployment rates in both Indiana and the United States. The market area's strongest employment categories, in 1990 were the services industry, the wholesale/retail trade industry and the manufacturing industry. In 2000, the services industry, the manufacturing industry and the wholesale/retail trade industry were again the strongest employment categories, in a slightly different order than 1990.

     Exhibit 26 provides a summary of key demographic data and trends for the primary market area, Indiana and the United States. From 1990 to 2000, there was a strong increase in population in Johnson County of 30.8 percent. The population in Indiana and the United States increased at rates of 9.7 percent and 13.2 percent, respectively. Future population projections indicate that population will increase in the market area by 23.6 percent through the year 2008 and increase 6.6 percent and 9.9 percent in Indiana and the United States, respectively.

     Consistent with its strong increasing trend in population, the market area witnessed a strong increase in households of 35.0 percent from 1990 to 2000. During that same time period, the number of households increased by 13.2 percent in Indiana and increased by 14.7 percent in the United States. By the year 2008, the market area's households are projected to increase by 27.4 percent, while the number of households are expected to increase by 9.2 percent in Indiana and by 11.0 percent in the United States.

     In 1990, the per capita income in the primary market area was higher than the per capita income in both Indiana and the United States. The primary market area had a 1990 per capita income of $14,992, compared to a lower $13,149 in Indiana and slightly lower $14,420 in the

United States. From 1990 to 2000, per capita income increased in all areas, with the United States having the greatest percent increase. The primary market area's per capita income increased from 1990 to 2000 by 53.3 percent to $22,976. Indiana's per capita income increased by 55.1 percent to a lower $20,397, and per capita income in the United States increased by 53.7 percent to $22,162.

     The 1990 median household income in the primary market area of $35,035 was higher than Indiana's median household income of $28,797 and the United States' median household income of $30,056. From 1990 to 2000, median household income increased in all areas, with Johnson County indicating the highest rate of increase and Indiana the lowest. Median household income increased by 50.4 percent to $52,693 in the primary market area, by 44.3 percent to $41,567 in Indiana and by 39.7 percent to $41,994 in the United States. From 2000 to 2008, median household income is projected to increase by 18.4 percent in the primary market area, by 21.0 percent in Indiana and by 29.3 percent in the United States. Based on those rates of increase, by 2008, median household income is expected to be $62,414 in the primary market area, $50,303 in Indiana, and $54,319 in the United States.

     Exhibit 27 provides a summary of key housing data for the primary market area, Indiana and the United States in both 1990 and 2000. In 1990, the primary market area had a higher than average rate of owner-occupancy of 74.0 percent, higher than both Indiana and the United States. Indiana had an owner-occupancy rate of 70.2 percent, and the United States had an owner-occupancy rate of 64.2 percent. As a result, the primary market area supports a lower than average rate of renter-occupied housing at 26.0 percent, with rates of 29.8 percent for Indiana and 35.8 percent for the United States. By 2000, the owner-occupancy rate in Johnson County had risen to 76.5 percent, while Indiana and the United States had also risen to lower rates of 71.4 percent and 66.2 percent, respectively. All areas had slightly lower reciprocal rates of renter-occupancy with rates of 23.5 percent, 28.6 percent and 33.8 percent for the market area, Indiana and the United States, respectively.

     In 1990, the primary market area's median housing value was $71,600, lower than the United States' median housing value of $78,500, but higher than Indiana's median housing value of $53,500. The average median rent of the primary market area was $414 and surpassed the Indiana's median rent value, which was a lower $374, but was lower than the United States' median rent of $447. By 2000, the median rent in the primary market area was $599, while that of Indiana and the United States were $521 and $602, respectively.

     In 1990, the major source of employment by industry group, based on number of employees, for the primary market area overall was the services industry at
31.0 percent. Indiana and the United States had percentages of workers in the services industry of 32.7 percent and 37.5 percent, respectively (reference
Exhibit 28). The wholesale/retail group was the second major employer in the primary market area at 22.9 percent and in the United States at 21.2 percent but was the third leading employer at 21.4 percent in Indiana. The manufacturing group was the third major employer in the primary market area at 20.6 percent and also third at 17.7 percent in the United States, while the wholesale/retail trade group was the third largest group in Indiana. The construction group, finance, insurance and real estate group, transportation/utilities group, and the agriculture/mining group combined to provide 25.5 percent of employment in Johnson County, 20.8 percent of employment in Indiana and 23.6 percent in the United States.

     In 2000, the market area's strongest employment group remained the services sector at 38.9 percent, the manufacturing group became the second highest employer at 18.5 percent and the wholesale/retail was the third highest at 17.0 percent. In Indiana, the service industry remained the largest employer at 40.9 percent, and the manufacturing group remained second at 22.9 percent and the wholesale/retail group the third largest employer at 15.2 percent. In the United States, the services group, wholesale/retail group and manufacturing group remained the first, second and third largest employers with 46.7 percent, 15.3 percent and 14.1 percent of the work force in those three respective areas.

     The major employers in Johnson County were mostly in the manufacturing sector. The two largest employers in the Johnson County area were Arvin Meritor Exhaust Systems, an exhaust systems manufacturer and Musicland/Best Buy, a distributor of CD's, videos and cassettes.

Employer                           Employees     Product/Service
                                   ---------     ---------------
Arvin Meritor Exhaust Systems         927        Exhaust systems(1)
Musicland/Best Buy                    750        Distributes CD's, videos and
                                                   assettes
Mitsubishi Heavy Industry             550        Air conditioning units
 Climate Control
Johnson Memorial Hospital             550        Hospital
Davidson Industries, Inc.             400        Building component, fabricating
                                                   plant
NSK Corporation                       300        Bearing components
Indiana Masonic Home                  290        Retirement home
Franklin College                      267        Four-year liberal arts college
Franklin United Methodist             267        Retirement home (500 residents)
  Community
KYB Industries, Inc.                  155        Automotive strut assemblies
Schmalback-Lubeca Plastic                        Manufacturer of 2-liter
  Containers                          115          plastic bottles
Franklin Plastic Products              72        Remanufactured engines-gas
                                                     and diesel
(1) Arvin is scheduled to close down in 2004.


     The unemployment rate is another key economic indicator. Exhibit 29 shows the unemployment rates in the primary market area, Indiana and the United States in 1999 through December 2003. The primary market area has been characterized by lower unemployment rates when compared to both Indiana and the United States. In 1999, Johnson County had an unemployment rate of 1.8 percent compared to unemployment rates of 3.0 percent in Indiana and 4.2 percent in the United States. The primary market area's unemployment rate increased slightly to 1.9 percent in 2000, compared to an increase to 3.2 percent in Indiana and a decrease to 4.0 percent in the United States. In 2001, unemployment rates increased in all areas with Johnson County at 2.4 percent and Indiana and the United States at 4.4 percent and 4.7 percent, respectively. By 2002, the primary market area increased its rate of unemployment to 3.6 percent, while Indiana's unemployment rate rose to 5.1 percent and the United States' rose to 5.8 percent. Through December of 2003, the primary market area's unemployment rate had decreased slightly to 3.5 percent, Indiana's rate decreased to 4.9 percent and the United States' rate decreased to 5.4 percent.

     Exhibit 30 provides deposit data for banks and thrifts in the primary market area. Mutual's deposit base in the primary market area was $78.9 million or a strong 50.6 percent share of the $156.1 million total thrift deposits but a much smaller 6.5 percent share of the total deposits, which were $1.2 billion as of June 30, 2003. It is evident from the size of the thrift deposits and bank deposits that the primary market area has a moderate deposit base, with Mutual having a strong market penetration for thrift deposits but a small share of market penetration of total deposits.

     Exhibit 31 provides interest rate data for each quarter for the years 2000 through 2003. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a slightly rising trend in 2000. This rising trend reversed in 2001 with prime rate dropping from 7.50 percent in early 2001 to 4.75 percent by the end of 2001. Such decrease in the prime rate subsided in 2002, decreasing to 4.25 percent in the fourth quarter of 2002. Prime rate decreased to 4.00 percent in 2003 and has remained there. Rates on one-year T-bills witnessed a similar trend.


SUMMARY

     To summarize, the primary market area represents an area with strong growth in population and households during the 1990s. Growth is projected to continue at a strong rate from 2000 to 2008. The primary market area displayed higher per capita income and median household income values compared to Indiana and the United States. The primary market area also had a much higher median housing value when compared to Indiana but below the United States'. The median rent in Johnson County was slightly lower than the United States' median rent in 2000 but higher than both Indiana's. The primary market area has had consistently lower unemployment rates when compared to both Indiana and the United States. Finally, the primary market area is a very competitive financial institution market dominated by banks, with a minimal presence of thrifts, and a total market deposit base for banks and thrifts of approximately $1.2 billion.

III.  COMPARABLE GROUP SELECTION

Introduction

     Integral to the valuation of the Corporation is the selection of an appropriate group of publicly-traded thrift institutions, hereinafter referred to as the "comparable group". This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation's pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured thrifts in the United States and all publicly-traded, FDIC-insured thrifts in the Midwest region and in Indiana.

     Exhibits 32 and 33 present Thrift Stock Prices and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 234 publicly-traded, FDIC-insured thrifts in the United States ("all thrifts"), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 32 and 33 also subclassify all thrifts by region, including the 95 publicly-traded Midwest thrifts ("Midwest thrifts") and the 24 publicly-traded thrifts in Indiana
("Indiana thrifts"), and by trading exchange. Exhibit 34 presents prices, pricing ratios and price trends for all FDIC-insured thrifts completing their conversions between January 1, 2003, and February 27, 2004.

     The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of Mutual as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution's operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of Mutual's basic operation.

     Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.


GENERAL PARAMETERS

Merger/Acquisition

     The comparable group will not include any institution that is in the process of a merger or acquisition due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

         Institution                             State
         -----------                             -----
         StateFed Financial Corp.                Iowa
         First Kansas Financial Corp.            Kansas
         MSB Financial, Inc.                     Michigan

     There are no pending merger/acquisition transaction involving thrift institutions in Mutual's city, county or market area, as indicated in Exhibit 35.


Mutual Holding Companies

     The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly-traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 34 publicly-traded mutual holding companies as well between those 34 entities and the larger universe of conventional, publicly-traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly-traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 36 presents pricing ratios and
Exhibit 37 presents key financial data and ratios for the 34 publicly-traded, FDIC-insured mutual holding companies in the United States. The following thrift institutions were potential comparable group candidates, but were not considered due to their mutual holding company form:

         Institution                                         State
         -----------                                         -----
         Webster City Federal Savings Bank, MHC              Iowa
         Jacksonville Savings Bank, MHC                      Indiana
         Greater Delaware Valley, MHC                        Pennsylvania
         Skibo Financial Corp., MHC                          Pennsylvania


Trading Exchange

     It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Bank of Securities Dealers Automated Quotation System (NASDAQ), or on the OTC Bulletin Board or in the Pink Sheets. Such a listing indicates that an institution's stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 268 publicly-traded, FDIC-insured savings institutions, including the 34 mutual holding companies, 17 are traded on the New York Stock Exchange, 18 are traded on the American Stock Exchange and 180 are traded on NASDAQ, 45 are traded on the OTC Bulletin Board and 8 are listed in the Pink Sheets.


IPO Date

     Another general parameter for the selection of the comparable group is the initial public offering ("IPO") date, which must be at least four quarterly periods prior to the trading date of February 27, 2004, used in this report, in order to insure at least four consecutive quarters of reported data as a publicly-traded institution. The resulting parameter is a required IPO date prior to December 31, 2002.


Geographic Location

     The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to Mutual, including the Midatlantic, New England, western, southwestern and southeastern states.

     The geographic location parameter consists of Indiana and its surrounding states of Ohio, Michigan, Kentucky and Illinois, as well as the states of Iowa, Kansas, Minnesota, Missouri, Pennsylvania, Tennessee, West Virginia and Wisconsin, for a total of thirteen states.

To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.


Asset Size

     Asset size was another key parameter used in the selection of the comparable group. The range of total assets for any potential comparable group institution was $400 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range, compared to Mutual, with assets of approximately $107 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

     In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.


SUMMARY

     Exhibits 38 and 39 show the 45 institutions considered as comparable group candidates after applying the general parameters, with the shaded lines denoting the institutions ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section. It should be noted that the comparable group candidates may be members of either the Bank Insurance Fund (BIF) or the Savings Association Insurance Fund (SAIF), since many members of each fund hold significant balances of deposits insured by the other fund.

BALANCE SHEET PARAMETERS

Introduction

     The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 38. The balance sheet ratios consist of the following:

     1.   Cash and investments to assets

     2.   Mortgage-backed securities to assets

     3.   One- to four-family loans to assets

     4.   Total net loans to assets

     5.   Total net loans and mortgage-backed securities to assets

     6.   Borrowed funds to assets

     7.   Equity to assets

     The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from Mutual with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from Mutual. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution's equity and borrowed funds ratios, which are separate parameters.


Cash and Investments to Assets

     The Bank's ratio of cash and investments to assets was 5.1 percent at December 31, 2003, and reflects Mutual's share of investments considerably lower than national and regional averages. The Bank's investments have consisted of federal agency securities and corporate obligations. For its five most recent calendar years ended December 31, 2003, Mutual's average ratio of cash and investments to assets was a higher 10.3 percent, from a high of 15.4 percent in 2001 to its current low of 5.1 percent in 2003, with a fluctuating trend. It should be noted that, for the purposes of comparable group selection, Mutual's $975,000 balance of Federal Home Loan Bank stock at December 31, 2003, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

     The parameter range for cash and investments is fairly broad, in spite of Mutual's lower balance of cash and investments, related to the general volatility of this parameter and institutions' varying liquidity options and approaches, including the purchase of mortgage-backed and mortgage derivative securities. The range has been defined as 25.0 or less of assets, with a midpoint of 12.5 percent, similar to Mutual's five year average.


Mortgage-Backed Securities to Assets

     At December 31, 2003, Mutual had no mortgage-backed securities. At the end of its last five calendar years, the Bank only had mortgage-backed securities, representing 1.8 percent of assets, at December 31, 2002. The regional average was 8.2 percent and the national average was 13.0 percent for publicly-traded thrifts at December 31, 2003. Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 15.0 percent or less of assets and a midpoint of 7.5 percent.


One- to Four-Family Loans to Assets

     Mutual's lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, including both permanent loans and construction loans, represented 52.58 percent of the Bank's assets at December 31,

2003, which is modestly higher than the national average of 46.0 percent. The parameter for this characteristic requires any comparable group institution to have from 25.0 percent to 70.0 percent of its assets in one- to four-family loans with a midpoint of 47.5 percent.


Total Net Loans to Assets

     At December 31, 2003, Mutual had a 91.0 percent ratio of total net loans to assets and a similar four calendar year average of 86.1 percent, both being higher than the national average of 66.9 percent and the regional average of
71.4 percent for publicly-traded thrifts. The Bank's ratio of total net loans to assets increased from 82.2 percent at December 31, 2002.

     The parameter for the selection of the comparable group is from 55.0 percent to 95.0 percent with a midpoint of 75.0 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to Mutual.


Total Net Loans and Mortgage-Backed Securities to Assets

     As discussed previously, Mutual's shares of mortgage-backed securities to assets and total net loans to assets were zero and 91.0 percent, respectively, for a combined share of 91.0 percent. Recognizing the industry and regional ratios of 13.0 percent and 8.3 percent, respectively, of mortgage-backed securities to assets, the parameter range for the comparable group in this category is 65.0 percent to 90.0 percent, with a midpoint of 77.5 percent.

Borrowed Funds to Assets

     Mutual had a $19.5 million balance of borrowed funds at December 31, 2003, consisting of FHLB advances, representing 18.3 percent of assets. At December 31, 1999, 2000, 2001 and 2002, the Bank had borrowed funds representing 7.9 percent, 11.4 percent, 5.5 percent and 10.9 percent of total assets, respectively, with a five calendar year average of 10.8 percent. The use of borrowed funds by some thrift institutions indicates an alternative to retail deposits and may provide a source of term funds for lending. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds.

     The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds increased from 1997 through 2001, due to the greater competition for deposits and higher interest rates, resulting in an increase in borrowed funds by many institutions as an alternative to higher cost and/or longer term certificates. In 2002 and 2003, however, lower interest rates resulted in some moderation of borrowings by financial institutions, particularly among nonpublicly-traded institutions. The ratio of borrowed funds to assets, therefore, does not typically indicate higher risk or more aggressive lending, but primarily an alternative to retail deposits.

     The range of borrowed funds to assets is 30.0 percent or less with a midpoint of 15.0 percent.


Equity to Assets

     Mutual's  equity to assets ratio was 7.5 percent at December 31, 2003,  and
7.5 percent at December 31, 2002, averaging 7.7 percent for the five calendar years ended December 31, 2003. After conversion, based on the midpoint value of $12.5 million, with 50.0 percent of the net proceeds of the public offering going to the Bank, Mutual's equity is projected to stabilize in the area of 11.0 percent, with the Corporation at approximately 15.5 percent. Based on those equity ratios, we have defined the equity ratio parameter to be 6.0 percent to 15.0 percent with a midpoint ratio of 10.5 percent.


PERFORMANCE PARAMETERS

Introduction

     Exhibit 39 presents five parameters identified as key indicators of Mutual's earnings performance and the basis for such performance both historically and during the four quarters ended December 31, 2003. The primary performance indicator is the Bank's return on average assets (ROAA). The second performance indicator is the Bank's return on average equity (ROAE). To measure the Bank's ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Bank is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Bank's ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.


Return on Average Assets

     The key performance parameter is the ROAA. For the twelve months ended December 31, 2003, Mutual's ROAA was 0.48 percent based on net earnings after taxes of $495,000, and 0.55 percent based on core earnings after taxes of $565,000, as detailed in Item I and Exhibit 7 of this report. The Bank's average net ROAA over its most recent five calendar years of 1999 to 2003, based on net earnings, was a similar 0.54 percent, ranging from a low of 0.17 percent in 2001 to a high of 0.75 percent in 2000.

     Considering the historical and current earnings performance of Mutual, the range for the ROAA parameter based on core income has been defined as 0.35 percent to a high of 0.90 percent with a midpoint of 0.63 percent.


Return on Average Equity

     The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Bank's position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

     Prior to conversion, the Bank's ROAE for the twelve months ended December 31, 2003, was 6.22 percent based on net income and 7.10 percent based on core income. In its most recent five calendar years, the Bank's average ROAE, based on net earnings, was a similar 6.88 percent, ranging from a low of 2.17 percent in 2001 to a high of 9.43 percent in 2000.

     The parameter range for the comparable group, based on core income, is from
3.0 percent to 10.0 percent with a midpoint of 6.50 percent.

Net Interest Margin

     Mutual had a net interest margin of 4.04 percent for the twelve months ended December 31, 2003, representing net interest income as a percentage of average interest-earning assets. The Bank's net interest margin in calendar years 1999 through 2003 averaged 4.03 percent, indicating a generally stable trend with only mild fluctuation.

     The parameter range for the selection of the comparable group is from a low of 3.00 percent to a high of 5.25 percent with a midpoint of 4.13 percent.


Operating Expenses to Assets

     For the twelve months ended December 31, 2003, Mutual had a significantly higher than average 3.63 percent ratio of operating expense to average assets. In 2002, the Bank's expense ratio was a similar 3.60, representing increases from 3.19 percent in 2001, 2.90 percent in 2000 and 2.66 percent in 1999. For its five most recent calendar years ended December 31, 2003, Mutual's operating expense ratio averaged 3.20 percent, with a steadily rising trend since 1999. The Bank's operating expense ratio in 2003 was significantly higher than the averages of 2.38 percent for all FDIC-insured savings institutions and 2.33 percent for all publicly-traded savings institutions.

     The operating expense to assets parameter for the selection of the comparable group is from a low of 2.20 percent to a high of 4.50 percent with a midpoint of 3.35 percent.


Noninterest Income to Assets

     Compared to publicly-traded thrifts, Mutual has historically experienced a lower than average dependence on noninterest income as a source of additional income. The Bank had noninterest income of $724,000 or 0.70 percent of average assets for the twelve months ended December 31, 2003, with gains on the sale of loans representing a relatively low 0.07 percent of average assets. Mutual's ratio of noninterest income to average assets was 0.28 percent in 1999, 0.29 percent in 2000, 0.20 percent in 2001 and 0.64 percent in 2002, all of which are much lower than the
1.39 percent average for publicly-traded thrift institutions in 2003.

     The range for this parameter for the selection of the  comparable  group is
2.00 percent of average assets or less, with a midpoint of 1.00 percent.


ASSET QUALITY PARAMETERS

Introduction

     The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 39. The purpose of these parameters is to insure that any thrift institution in the comparable group has an asset quality position similar to that of Mutual. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.


Nonperforming Assets to Assets

     Mutual's ratio of nonperforming assets to assets was 0.40 percent at December 31, 2003, which was much lower than the national average of 0.74 percent for publicly-traded thrifts, and 1.00 percent for Midwest thrifts. Consistently lower than national and regional averages, the Bank's ratio of nonperforming assets to total assets was 0.10 percent in 1999, 0.09 percent in

2000, 0.33 percent in 2001 and 0.30 percent in 2002, averaging 0.24 percent for its five most recent calendar years ended December 31, 2003, and indicating a very mild upward trend.

     The parameter range for nonperforming assets to total assets has been defined as 1.00 percent of assets or less with a midpoint of 0.50 percent.


Repossessed Assets to Assets

     Mutual was absent repossessed assets at December 31, 2003, compared to repossessed assets of $120,000 or 0.12 percent of total assets at December 31, 2002. National and regional averages were 0.12 percent and 0.17 percent, respectively, for publicly-traded thrift institutions at December 31, 2003.

     The range for the repossessed assets to total assets parameter is 0.50 percent of assets or less with a midpoint of 0.25 percent.


Loans Loss Reserves to Assets

     Mutual had an allowance for loan losses of $1,055,000, representing a loan loss allowance to total assets ratio of 0.99 percent at December 31, 2003, which was modestly higher than its 0.92 percent ratio at December 31, 2002. For the five calendar years of 1999 to 2003, the Bank's loan loss reserve averaged 0.84 percent of assets with a moderate and steady upward trend from a low of 0.69 percent in 1999 to a high of 0.99 percent in 2003.

     The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.40 percent of assets.

THE COMPARABLE GROUP

     With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42. The comparable group institutions range in size from $60.7 million to $349.5 million with an average asset size of $194.4 million and have an average of 4.4 offices per institution. One of the comparable group institutions was converted in 1992, one in 1993, two in 1995, four in 1996, one in 1999 and one in 2001. Geographically, three of the comparable group institutions are in Indiana, three are in Ohio, three are in Illinois and one is in Missouri. All ten of the comparable group institutions are traded on NASDAQ and all are SAIF members. The comparable group institutions as a unit have a ratio of equity to assets of 10.4 percent, which is 27.2 percent higher than all publicly-traded thrift institutions in the United States but only 1.3 percent lower than publicly-traded thrift institutions in Indiana; and for the most recent four quarters indicated a core return on average assets of 0.72 percent, lower than all publicly-traded thrifts at 1.09 percent but modestly higher than publicly-traded Indiana thrifts at 0.56 percent.

IV.  ANALYSIS OF FINANCIAL PERFORMANCE

     This section reviews and compares the financial performance of Mutual to all publicly-traded thrifts, to publicly-traded thrifts in the Midwest region and to Indiana thrifts, as well as to the ten institutions constituting Mutual's comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 43 through 48.

     As presented in Exhibits 43 and 44, at December 31, 2003, Mutual's total equity of 7.54 percent of assets was lower than the 10.43 percent for the comparable group, the 7.99 for all thrifts, the 9.02 percent for Midwest thrifts and the 10.72 percent ratio for Indiana thrifts. The Bank had a 90.99 percent share of net loans in its asset mix, considerably higher than the comparable group at 73.87 percent, all thrifts at 66.87 percent, Midwest thrifts at 71.43 percent and Indiana thrifts at 72.22 percent. Mutual's share of net loans, higher than industry averages, is primarily the result of its much lower 5.09 percent share of cash and investments and absence of mortgage-backed securities. The comparable group had a higher 15.00 percent share of cash and investments and a 5.85 percent share of mortgage-backed securities. All thrifts had 13.00 percent of assets in mortgage-backed securities and 15.73 percent in cash and investments. Mutual's 73.86 percent share of deposits was modestly higher than the comparable group and moderately higher than all thrifts, Midwest thrifts and Indiana thrifts, reflecting the Bank's average to lower than average 18.30 percent ratio of borrowed funds to assets. The comparable group had deposits of
70.98 percent and borrowings of 17.64 percent. All thrifts averaged a 58.41 percent share of deposits and 29.76 percent of borrowed funds, while Midwest thrifts had a 63.54 percent share of deposits and a 24.06 percent share of borrowed funds. Indiana thrifts averaged a 68.51 percent share of deposits and an 19.54 percent share of borrowed funds. Mutual had no intangible assets at December 31, 2003, compared to 0.17 percent for the comparable group, 0.49 percent for all thrifts, 0.38 percent for Midwest thrifts and 0.22 percent for Indiana thrifts.

     Operating performance indicators are summarized in Exhibits 45 and 46 and provide a synopsis of key sources of income and key expense items for Mutual in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

     As shown in Exhibit 47, for the twelve months ended December 31, 2003, Mutual had a yield on average interest-earning assets modestly lower than the comparable group, but higher than all thrifts, Midwest thrifts and Indiana thrifts. The Bank's yield on interest-earning assets was 5.98 percent compared to the comparable group at 6.17 percent, all thrifts at 5.52 percent, Midwest thrifts at 5.78 percent and Indiana thrifts at 5.80 percent.

     The Bank's cost of funds for the twelve months ended December 31, 2003, was significantly lower than the comparable group, all thrifts, Midwest thrifts and Indiana thrifts. Mutual had a 2.19 percent average cost of interest-bearing liabilities compared to 2.76 percent for the comparable group, 2.50 percent for all thrifts, 3.03 percent for Midwest thrifts and 3.01 percent for Indiana thrifts. The Bank's generally similar yield on interest-earning assets and significantly lower interest cost resulted in a net interest spread of 3.79 percent, which was moderately higher than the comparable group at 3.41 percent and significantly higher than all thrifts at 3.02 percent, Midwest thrifts at
2.74 percent and Indiana thrifts at 2.79 percent. Mutual generated a net interest margin of 4.04 percent for the twelve months ended December 31, 2003, based its ratio of net interest income to average interest-earning assets, which was considerably higher than the comparable group ratio of 3.56 percent. All thrifts averaged a much lower 3.19 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 2.92 percent and Indiana thrifts at
3.00 percent.

     Mutual's major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 46. The Bank made a $200,000 provision for loan losses during the twelve months ended December 31, 2003, equal to 0.19 percent of average assets. The comparable group indicated a provision representing a similar 0.24 percent of assets, with all thrifts at 0.18 percent, Midwest thrifts at 0.20 percent and Indiana thrifts at a higher 0.35 percent.

     The Bank's noninterest income was $724,000 or 0.70 percent of average assets for the twelve months ended December 31, 2003, including a relatively modest $72,000 gain on the sale of loans. Such ratio of noninterest income to average assets was lower than the comparable group, which had a higher ratio of
0.94 percent, as did all thrifts at 1.39 percent, Midwest thrifts at 1.60 percent and Indiana thrifts at 0.80 percent. For the twelve months ended December 31, 2003, Mutual's operating expense ratio was 3.63 percent of average assets, which was higher than the comparable group at 2.95 percent and more significantly higher than all thrifts at 2.33 percent, Midwest thrifts at 2.41 percent and Indiana thrifts at 2.42 percent.

     The overall impact of Mutual's income and expense ratios is reflected in the Bank's net income and return on assets. For the twelve months ended December 31, 2003, the Bank had a net ROAA of 0.48 percent and a core ROAA of 0.55 percent. For its most recent four quarters, the comparable group had a higher and identical net and core ROAA of 0.72 percent. All publicly-traded thrifts averaged a higher net ROAA of 1.31 percent and a higher 1.10 percent core ROAA. Midwest thrifts indicated a higher core ROAA of 1.10 percent, but Indiana thrifts generated a lower core ROAA of 0.48 percent.

V.       MARKET VALUE ADJUSTMENTS

     This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Mutual with the comparable group. These adjustments will take into consideration such key items as earnings performance and growth potential, market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted, however, that all of the institutions in the comparable group have their differences among themselves and from the Bank, and as a result, such adjustments become necessary.


EARNINGS PERFORMANCE

     In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, the balance of current and historical classified assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of non-interest income, and the level of non-interest expenses.

     As discussed earlier, the Bank's historical business model has focused on maintaining its net interest income and increasing its net income; maintaining its low ratio of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby improving its sensitivity measure and its overall interest rate risk; maintaining adequate allowances for loan losses to reduce the impact of any unforeseen charge-offs; and monitoring and striving to reduce its higher than average overhead expenses. In the future, the Bank will continue to focus on maintaining its strong net interest spread and net interest margin; increasing its lower non-interest income; increasing the amount and consistency of its net income; increasing its lower return on assets; maintaining its low balances of non-performing and classified assets; increasing its ratio of interest sensitive assets relative to interest sensitive liabilities; and reducing its higher overhead expenses.

     Earnings are often related to an institution's ability to generate loans. The Bank was an active originator of loans in both 2002 and 2003, indicating a greater volume of originations in 2003 resulting in a much larger net increase in loans compared to 2002. For the twelve months ended December 31, 2003, the largest increase in originations occurred in one- to four-family mortgage loans, followed by commercial real estate loans and construction loans. Compared to 2002, one- to four-family mortgage loans indicated originations of $26.4 million, an increase of $9.4 million over that type of originations of $17.0 million in 2002. Originations of commercial real estate loans and construction loans increased by $1.6 million and $858,000, respectively, compared to 2002. Consumer loan originations decreased by $807,000 and commercial business loan originations decreased by $2.1 million in 2003 compared to 2002. Total loan originations in 2003 exceeded originations in 2002 by $9.5 million or 21.3 percent.

     In 2003, one- to four-family loans, commercial real estate loans, consumer loans and commercial business loans represented 58.9 percent, 14.2 percent, 8.5 percent, and 8.1 percent, respectively, of total loan originations. In comparison, during 2002, one- to four-family loans, commercial real estate loans, consumer loans and commercial business loans represented 48.1 percent,
13.4 percent, 13.1 percent and 16.2 percent, respectively, of total loan originations.

     Total mortgage and nonmortgage loan originations were $44.9 million in 2003, reduced by repayments and other adjustments of $27.2 million, resulting in an increase of $17.6 million in gross loans receivable at December 31, 2003. In 2002, total loan originations of $35.3 million, reduced by repayments and other adjustments of $29.6 million, resulted in an increase of $5.7 million in gross loans receivable.

     From December 31, 2002, to December 31, 2003, net loans receivable increased by $17.6 million from $79.3 million to $97.0 million, representing an increase of 22.2 percent. During that period, the greatest loan category increase was in single family residential real estate loans, followed by nonresidential and land loans. All other categories indicated modest to moderate increases or decreases during that period.

     The impact of Mutual's primary lending efforts has been to generate a yield on average interest-earning assets of 5.98 percent for the twelve months ended December 31, 2003, compared to a higher 6.17 percent for the comparable group, a moderately lower 5.52 percent for all thrifts and 5.78 percent for Midwest thrifts. The Bank's ratio of interest income to average assets was 5.81 percent for the twelve months ended December 31, 2003, which was slightly higher than the comparable group at 5.75 percent, and more notably higher than all thrifts at 5.02 percent and Midwest thrifts at 5.39 percent.

     Mutual's 2.19 percent cost of interest-bearing liabilities for the twelve months ended December 31, 2003, was considerably lower than the comparable group at 2.76 percent, lower than all thrifts at 2.50 percent and lower than Midwest thrifts at 3.03 percent. The Bank's resulting net interest spread of 3.79 percent for the twelve months ended December 31, 2003, was higher than the comparable group at 3.41 percent, all thrifts at 3.02 percent and Midwest thrifts at 2.74. The Bank's net interest margin of 4.04 percent, based on average interest-earning assets for the twelve months ended December 31, 2003, was higher than the comparable group at 3.56 percent, all thrifts at 3.19 percent and Midwest thrifts at 2.92 percent.

     The Bank's ratio of noninterest income to assets was 0.70 percent for the twelve months ended December 31, 2003, reflecting its noninterest income of $724,000, including modest gains on the sale of loans of $72,000. That 0.70 percent ratio of noninterest income to assets was moderately lower than the comparable group at 0.94 percent and significantly lower than all thrifts at
1.39 percent and Midwest thrifts at 1.60 percent. The Bank's operating expenses were considerably higher than the comparable group, all thrifts and Midwest thrifts. For the twelve months ended December 31, 2003, Mutual had an operating expenses to assets ratio of 3.63 percent compared to 2.95 percent for the comparable group, 2.33 percent for all thrifts and 2.41 percent for Midwest thrifts.

     For the twelve months ended December 31, 2003, Mutual generated lower noninterest income, significantly higher noninterest expenses, and a higher net interest margin relative to its comparable group. As a result, the Bank's net and core income were lower than the comparable group based on the comparable group's net and core income for the twelve months ended December 31, 2003. Based on net earnings, the Bank had a return on average assets of 0.48 percent in 2003, 0.67 percent in 2002, 0.17 percent in 2001, 0.75 percent in 2000 and 0.65 percent in 1999 for a five year average ROAA of 0.54 percent. For the twelve months ended December 31, 2003, the Bank had a core ROAA of 0.55 percent, while the comparable group had a higher core ROAA of 0.72 percent and all thrifts indicated a considerably higher 1.10 percent. The comparable group had a net ROAA of 0.72 percent, identical to its core ROAA, for the twelve months ended December 31, 2003, with all thrifts at 1.31 percent and Midwest thrifts at 1.18 percent.

     The future earnings stream and net earnings of Mutual will continue to be dependent on both the overall trends in interest rates and also on the consistency, reliability and variation of its noninterest income and overhead expenses. Mutual's noninterest income increased in 2002 and 2003, but is exceeded by the comparable group average; and overhead expenses have also increased steadily in recent years, significantly exceeding comparable group, industry and regional averages. Mutual's cost of interest-bearing liabilities is likely to experience modest increases during the next few years, as short term rates increase from their record lows in 2003 and 2004 to date. Some upward pressure on lending rates is also anticipated and Mutual's composite yield on interest-earning assets is likely to increase moderately based on the mix and repricing interval of the Bank's loan portfolio with its growing share of adjustable-rate loans. Considering the Bank's market area, it is also likely that competition from both financial institutions and mortgage companies will limit the Bank's ability to significantly increase rates on individual mortgage and non-mortgage loan products. Mutual's success in achieving its objective to maintain its overall net interest spread and net interest margin will relate to its ability to increase its lower costing savings and higher yielding nonresidential mortgage loans, rather than by significant rate changes on its loan and savings products. During the next few years, the maintenance of the Bank's net interest spread and net interest margin will be dependent on Mutual's marketing and cross-selling capability, as well as the demographic and economic characteristics and trends in its market area.

     It is also recognized that Mutual's current net ROAA, lower than that of its comparable group, has decreased somewhat since December 31, 1999, reaching its highest point of 0.75 percent at December 31, 2000, and declining by 36.0 percent to 0.48 percent at December 31, 2003. Following conversion, it is anticipated that the Bank's higher equity to assets ratio will result in decreases in ROAE until conversion proceeds can be deployed into higher yielding loans.

     In recognition of the foregoing earnings related factors, considering Mutual's current performance measures and trends, notwithstanding its higher net interest margin, a downward adjustment has been made to Mutual's pro forma market value for earnings performance.


MARKET AREA

     Mutual's primary market area for retail deposits and loans encompasses Johnson County, Indiana, including the city of Franklin. Four of the Bank's six offices are in Franklin, with the other two in Trafalgar and Nineveh. As discussed in Section II, since 1990, both Franklin and Johnson County have experienced strong increases in population and households since 1990 and such increases are projected to continue through 2008, although at a somewhat slower rate. The 2002 unemployment rate in the Bank's market area was 3.6 percent, compared to 5.1 percent in Indiana and 5.8 percent in the United States. Through December, 2003, the unemployment rate decreased to 3.5 percent in Johnson County, compared to 4.9 percent in Indiana and 5.4 percent in the United States.

     Per capita income in Johnson County has historically been and remains similar to state and national averages, while median household income is higher than those averages, as are the comparable group averages. It should be noted, however, that both per capita income and median household income in Franklin have been and remain lower than the whole of Johnson County. The median housing value in Johnson County is significantly higher than Indiana but lower than the United States, with Franklin's median housing value being significantly lower than the county value, similar to Indiana, but also significantly lower than the United States.

     Mutual's market area is both suburban and rural, with the services sector representing the primary source of employment, followed by the wholesale/retail and the manufacturing sectors. The level of financial competition Mutual's market area is strong, with commercial banks holding a majority of deposits. Although Mutual has a strong 50.6 percent penetration of thrift deposits, it nevertheless has a small 6.5 percent share of total deposits. The Bank's total deposits remained flat in 2002 and 2003, following growth of 12.1 percent in 2001 and growth of 3.8 percent in 2000, with its average annual deposit growth rate being significantly lower than the comparable group.

     In recognition of the foregoing factors, we believe that no adjustment is warranted for the Bank's market area relative to the comparable group.


FINANCIAL CONDITION

     The financial condition of Mutual is discussed in Section I and shown in the related exhibits and is compared to the comparable group in Exhibits 42, 43 and 44. The Bank's ratio of total equity to total assets was 7.54 percent at December 31, 2003, which was moderately lower than the comparable group at 10.43 percent, modestly lower than all thrifts at 7.99 percent and moderately lower than Midwest thrifts at 9.02 percent. With a conversion at the midpoint, the Corporation's pro forma equity to assets ratio will increase to approximately 15.5 percent, and the Bank's pro forma equity to assets ratio will increase to approximately 11.0 percent.

     The Bank's mix of assets and liabilities indicates some areas of notable variation from its comparable group. The Bank's 73.86 percent ratio of deposits to total assets was modestly higher than the comparable group at 70.98 percent and moderately higher than all thrifts at 58.41 percent and Midwest thrifts at
63.54 percent. Those variations are directly related to Mutual's 18.30 percent ratio of borrowed funds to assets, which was similar to the comparable group at
17.64 percent, but lower than all thrifts at 29.76 percent and Midwest thrifts at 24.06 percent.

     Mutual had a higher 83.61 percent ratio of net loans to total assets at December 31, 2003, compared to the comparable group at 74.66 percent, although the Bank's share of net loans was more significantly higher than all thrifts at
66.87 percent. The Bank's 5.09 percent share of cash and investments was much lower than the comparable group at 15.00 percent and also much lower than all thrifts at 15.73 percent and Midwest thrifts at 15.69 percent. Mutual was absent mortgage-backed securities, while the comparable group was at 5.85 percent of total assets, all thrifts were at 13.00 percent Midwest thrifts were at 8.25 percent.

     Mutual was also absent intangible assets at December 31, 2003,  compared to
0.17 percent for the comparable group, 0.49 percent for all thrifts and 0.38 for Midwest thrifts. The Bank was further absent repossessed assets at December 31, 2003, compared to the comparable group at 0.12 percent, all thrifts at 0.12 percent and Midwest thrifts at 0.17 percent. The financial condition of Mutual is influenced by its nonperforming assets of $429,000 or 0.40 percent of assets at December 31, 2003, compared to a higher 0.61 percent for the comparable group, 0.74 percent for all thrifts and 1.00 percent for Midwest thrifts. It should be recognized that the Bank's dollar balance of nonperforming assets and its ratio of nonperforming assets to total assets at December 31, 2003, has indicated a very mild increasing trend since December 31, 1999.

Mutual's ratio of nonperforming assets to total assets was 0.10 percent, 0.09 percent, 0.33 percent and 0.30 percent at December 31, 1999, 2000, 2001 and 2002, respectively.

     The Bank had a generally average 18.93 percent ratio of high risk real estate loans to assets compared to 17.01 percent for the comparable group, and the Bank's share was also similar to all thrifts at 19.85 percent. The regulatory definition of high risk real estate loans is all mortgage loans other than those secured by one- to four-family residential properties.

     At December 31, 2003, Mutual had $1,055,000 of allowances for loan losses, which represented 0.99 percent of assets and 1.08 percent of total loans. Those ratios are lower than the comparable group, which indicated allowances equal to
0.63  percent  of assets  and 0.91  percent of total  loans.  More  significant, however, is an institution's ratio of allowances for loan losses to nonperforming assets, since a considerable portion of nonperforming assets might eventually be charged off. Mutual's $1,055,000 of allowances for loan losses represented a significantly higher 245.92 percent of nonperforming assets at December 31, 2003, compared to the comparable group's 103.84 percent, with all thrifts at 155.28 percent and Midwest thrifts at 100.66 percent. In 2003, Mutual had net charge-offs of $29,000 or 0.03 percent of average loans and a 689.56 percent ratio of provisions for loan losses to net charge-offs. The comparable group had a 0.26 percent ratio of net charge-offs to average total loans and a
251.02 percent ratio of provisions for loan losses to net charge-offs. Relative to the comparable group, those ratios are reflective of the Bank's maintenance of a higher ratio of reserves to loans and a higher ratio of reserves to nonperforming assets in the event of higher charge-offs in future years.

     Historically, Mutual has experienced moderate levels of interest rate risk, as reflected by the exposure of its net portfolio value to negative changes under conditions of rising interest rates, related to Bank's retention of fixed-rate residential mortgage loans. In 2003, the Bank's interest rate risk increased as a result of increased lending/refinancing activity, but Mutual is addressing that increase by selling its longer term fixed rate loans, borrowing at fixed rates from the Federal Home Loan Bank and continuing to originate residential and nonresidential adjustable-rate loans.

     Overall, with particular consideration to the Bank's asset quality, reserves, coverage, interest rate risk and shares of loans and deposits relative to the comparable group, we believe that an upward adjustment is warranted for Mutual's current financial condition.


ASSET, LOAN AND DEPOSIT GROWTH

     During its most recent four calendar years, Mutual has been characterized by lower than average rates of growth in assets and deposits and a modestly higher rate of growth in loans. The Bank's average annual asset growth rate from 2000 to 2003, was 7.5 percent, compared to a higher 8.5 percent for the comparable group, 11.3 percent for all thrifts and 8.0 percent for Midwest thrifts. The Bank's lower asset growth rate is reflective primarily of its smaller than average increase in deposits during that four year period, notwithstanding higher borrowings in 2002 and 2003. The Bank's loan portfolio indicates an average annual increase of 9.2 percent from 2000 to 2003, compared to average growth rates of 8.8 percent for the comparable group, 11.3 percent for all thrifts and 7.5 percent for Midwest thrifts.

     Mutual's deposits indicate an average annual increase of 3.9 percent from December 31, 1999, to December 31, 2003. Annual deposit growth has been from a low of (0.75) percent in 2002 to a high of 12.1 percent in 2001, compared to average growth rates of 5.6 percent for the comparable group, 11.7 percent for all thrifts and 8.3 percent for Midwest thrifts. The Bank had borrowed funds of
18.30 percent of assets at December 31, 2003, which was similar to the comparable group's 17.52 percent ratio.

     The Bank's ability to maintain its asset base and deposits in the future is, to a great extent, dependent on its being able to competitively price its loan and savings products, to maintain a high quality of service to its customers, to increase its market share and to continue its loan origination activity. Mutual's primary market area of Johnson County has experienced a strong increase in population and households between 1990 and 2000 and those increases are projected to continue at rates higher than state and national rates through 2008. The Bank's primary market area also indicates 2000 per capita income at average levels and median household income higher than Indiana and the United States. It should be noted, however, that the City of Franklin, the location of four of the Bank's six offices, indicated 2000 per capita income below Johnson County, Indiana and the United States; and Franklin indicated 2000 median household income lower than all of Johnson County, although higher than Indiana and the United States. In 2000, housing values in Johnson County were higher than Indiana but lower than the United States, while lower housing values in Franklin were similar to Indiana and significantly lower than the United States.

     The Bank's historical dependence on its current primary market area could result in lower asset growth in the future as a result of its increasingly competitive operating environment in Johnson County, a first-tier suburb of Indianapolis. Mutual's projections indicate no deposit growth in 2004, reflecting the outflow of deposits to purchase stock, followed by a very modestly increasing trend in 2005 and 2006, with annual deposit growth of between 3 percent and 4 percent. Total portfolio loans are projected to experience modest growth of approximately 3 percent in 2004, as conversion proceed are deployed in the second half of the year, with cash and investments remaining generally constant. Mutual's competitive operating environment, together with its projected modest deposit growth during the next few years, combined with only modest loan growth, is likely to result in lower asset, loan and deposit growth for the Bank relative to the comparable group.

     Based on the foregoing factors, we have concluded that a downward adjustment to the Bank's pro forma value is warranted for the Bank's anticipated asset, loan and deposit growth.

DIVIDEND PAYMENTS

     The Corporation has not committed to the payment of cash dividends in the years immediately following the completion of its stock offering. The actual payment of cash dividends by the Corporation will be dependent upon such factors as earnings performance, capital position, growth, and regulatory limitations.

     Each of the ten institutions in the comparable group pays a cash dividend for an average dividend yield of 1.88 percent and an average payout ratio of
34.47 percent.

     In our opinion, a downward adjustment to the pro forma market value of the Corporation is warranted at this time related to dividend payments.


SUBSCRIPTION INTEREST

     In 2003, investors' interest in new issues was generally positive and subscription levels were consistently high, although a few issues received a less than strong reaction from the marketplace. Overall, although the reaction of IPO investors appears generally to be related to a number of analytical factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, general market conditions, aftermarket price trends and the anticipation of continuing merger/acquisition activity in the thrift industry, the smaller number of offerings appears to have concentrated greater subscription activity beyond the stronger institutions.

     Mutual will direct its offering primarily to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $1.6 million or 12.6 percent of the stock offered to the public based on the appraised midpoint valuation. The Bank will form an ESOP, which plans to purchase 8.0 percent of the total shares issued to the public in the current offering. Additionally, the Prospectus restricts to 15,000 shares, based on the $10.00 per share purchase price, the total number of shares in the conversion that may be purchased by a single person, and to 25,000 shares by persons and associates acting in concert.

     The Bank has secured the services of Keefe, Bruyette & Woods, Inc. ("KBW") to assist in the marketing and sale of the conversion stock.

     Based on the size of the offering, recent market movement and current market conditions, local market interest, the terms of the offering and recent subscription levels for standard conversion offerings, we believe that no adjustment is warranted for the Bank's anticipated subscription interest.


LIQUIDITY OF THE STOCK

     Mutual will offer its shares through a subscription offering and, if required, a subsequent community offerings with the assistance of KBW. Mutual will pursue at least two market makers for the stock.

     The Bank's proposed market capitalization pursuant to its public offering and shares to be issued at the midpoint of the valuation range is 49.2 percent smaller than the average of the comparable group, 74.5 percent smaller than publicly-traded thrifts in Indiana, and only about 2.2 percent the size of all publicly-traded thrifts. We have concluded, therefore, that a downward adjustment to the pro forma market value is warranted at this time relative to the liquidity of the stock.

MANAGEMENT

     The president and chief executive officer of Mutual is Robert D. Heuchen, who is also a director. Mr. Heuchen has served as president and chief executive officer of the Bank since 1991 and has also served as a director since 1991. Mr. Heuchen also serves as vice chairman of the board of directors, a position he has held since 1999, and is also president of Mutual Financial Services, Inc., holding this position since it was formed in 1991. Mr. Heuchen is a graduate of Franklin College and has an MBA from the University of Indianapolis. Other members of Mutual's senior management team are David A. Coffey, executive vice president and chief operating officer, and Debra K. Harlow, chief financial officer.

     Since 1999, the Mutual's management have been successful in increasing the Bank's loan portfolio, maintaining a higher ratio of loans to deposits, strengthening the Bank's net interest margin, maintaining a much lower than average level of nonperforming assets along with a higher coverage ratio, and maintaining a stable ratio of equity to assets. The Bank's asset and deposit growth have, however, lagged the comparable group and industry averages in a competitive operating environment. Mutual's operating expenses have been and continue to be significantly higher than the comparable group and industry averages, contributing to the Bank's efficiency ratio being less favorable than the comparable group and industry averages and its lower return on assets

     Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.


MARKETING OF THE ISSUE

     The necessity to build a new issue discount into the stock price of a converting thrift institution continues to prevail in recognition of uncertainty among investors as a result of the thrift industry's dependence on interest rate trends, recent volatility in the stock market and pending federal legislation related to thrift charters and the regulation of financial institutions. Increased merger/acquisition activity, as well as the presence of new competitors in the financial institution industry, such as de novo institutions, investment firms, insurance companies and mortgage companies, have resulted in increased pressure on an individual institution's ability to attract retail deposits at normal rates rather than premium rates and to deploy new funds in a timely and profitable manner.

     We believe that a new issue discount applied to the price to book valuation approach continues and is considered to be reasonable and necessary in the pro forma valuation of the Corporation. We have made a downward adjustment to the Corporation's pro forma market value in recognition of the new issue discount

VI.      VALUATION METHODS

     Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry in the early to mid-1990s. As earnings in the thrift industry stabilized and improved in the late 1990s, more emphasis was placed on the price to earnings method, particularly considering increases in stock prices during those years. During the past few years, however, as decreasing interest rates have had varying effects on individual institutions, depending on the nature of their operations, the price to book value method has again become pertinent and meaningful to the objective of discerning commonality and comparability among institutions. In determining the pro forma market value of the Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to earnings method.

     In recognition of the volatility and variance in earnings due to fluctuations in interest rates, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a third valuation method, the price to assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

     In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value, and a super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the "midpoint value".

     In applying each of the valuation methods, consideration was given to the adjustments to the Bank's pro forma market value discussed in Section V. Downward adjustments were made for the Bank's earnings performance, asset, loan and deposit growth, dividend payments, the liquidity of the stock and the marketing of the issue. An upward adjustments was made for the

Bank's financial condition. No adjustments were made for the Bank's market area, subscription interest and management.


PRICE TO BOOK VALUE METHOD

     In the valuation of thrift institutions, the price to book value method focuses on an institution's financial condition, and does not give as much consideration to the institution's long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution's financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution's performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

     It should be noted that the prescribed formulary computation of value using the pro forma price to book value method returns a price to book value ratio below market value on a fully converting institution.

     Exhibit 50 shows the average and median price to book value ratios for the comparable group which were 124.31 percent and 123.29 percent, respectively. The full comparable group indicated a moderately wide range, from a low of 108.41 percent (Home City Financial Corp.) to a high of 145.74 percent (Great American Bancorp). The comparable group had modestly higher average and median price to tangible book value ratios of 126.07 percent and 124.49 percent, respectively, with the range of 109.09 percent to a higher 149.85 percent. Excluding the low and the high in the group, the comparable group's price to book value range narrowed modestly from a low of 109.09 percent to a high of 133.59; and the comparable group's price to



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



Price to Book Value Method  (cont.)

tangible book value range also narrowed modestly from a low of 111.30 percent to a high of 140.03.

     Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a pro forma price to book value ratio of 67.78 percent and a price to tangible book value ratio of 67.71 percent at the midpoint. The price to book value ratio increases from 63.06 percent at the minimum to 75.29 percent at the super maximum, while the price to tangible book value ratio increases from 63.06 percent at the minimum to 75.29 percent at the super maximum.

     The Corporation's pro forma price to book value and price to tangible book value ratios of 67.78 percent and 67.71 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 49, are
influenced  by  the  Bank's   capitalization   and  local  market,  as  well  as
subscription   interest  in  thrift  stocks  and  overall  market  and  economic conditions. Further, the Corporation's ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 15.50 percent compared to 10.43 percent for the comparable group. Based on the price to book value ratio and the Bank's total equity of $8,040,000 at December 31, 2003, the indicated fully converted pro forma market value of the Bank using this approach is $12,540,095 at the midpoint (reference Exhibit 49).


PRICE TO EARNINGS METHOD

     The foundation of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, Mutual's after tax net earnings for the twelve months ended December 31, 2003, were $495,000, and its core earnings were $565,000 for that period. To opine the pro forma market value of the Corporation by using the price to earnings method, we applied the Bank's core earnings base of $565,000.

     In determining the price to core earnings multiple, we reviewed the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly-traded thrifts. The average price to core earnings multiple for the comparable group was 18.88, while the median was a slightly higher 19.39. The average price to net earnings multiple was a similar 18.84 and the median multiple was 19.28. The comparable group's price to core earnings multiple was lower than the 22.42 average multiple for all publicly-traded, FDIC-insured thrifts but higher than their median of 17.98. The range in the price to core earnings multiple for the comparable group was from a low of 14.17 (AMB Financial Corp.) to a high of 23.76 (Citizens First Financial Corp.). The range in the price to core earnings multiple for the comparable group, excluding the high and low ranges, was from a low multiple of 14.97 to a high of 23.69 times earnings for eight of the ten institutions in the group, indicating an insignificant narrowing of the range.

     Consideration was given to the adjustments to the Corporation's pro forma market value discussed in Section V. In recognition of those adjustments, we have determined a price to core earnings multiple of 24.75 at the midpoint, based on Mutual's core earnings of $565,000 for twelve months ended December 31, 2003.

     Based on the Bank's core earnings base of $565,000 (reference Exhibit 49), the pro forma market value of the Corporation using the price to earnings method is $12,426,585 at the midpoint.


PRICE TO ASSETS METHOD

     The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution's equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the



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



Price to Assets Method  (cont.)

purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion.

     Exhibit 50 indicates that the average price to assets ratio for the comparable group was 12.93 percent and the median was 13.19 percent. The range in the price to assets ratios for the comparable group varied from a low of 8.50 percent (Home City Financial Corp.) to a high of 16.12 percent (Great American Bancorp). The range narrows modestly with the elimination of the two extremes in the group to a low of 10.30 percent and a high of 15.84 percent.

     Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 10.59 percent at the midpoint, which ranges from a low of 9.11 percent at the minimum to 13.50 percent at the super maximum.

     Based on the Bank's December 31, 2003, asset base of $106,561,000, the indicated pro forma market value of the Corporation using the price to assets method is $12,557,133 at the midpoint (reference Exhibit 49).


VALUATION CONCLUSION

     Exhibit 55 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the valuation approaches. At the midpoint value, the price to book value ratio of 67.78 percent for the Corporation represents a discount of 45.48 percent relative to the comparable group and decreases to 39.43 percent at the super maximum.

     The price to core earnings multiple of 24.75 for the Corporation at the midpoint value indicates a premium of 31.10 percent, increasing to a premium of
79.94 percent at the super
maximum.  The price to assets  ratio at the  midpoint  represents  a discount of
18.07 percent, changing to a premium of 4.41 percent at the super maximum.

     It is our opinion that as of February 27, 2004, the pro forma market value of the Corporation, is $12,500,000 at the midpoint, representing 1,250,000 shares at $10.00 per share. The pro forma valuation range of the Corporation is from a minimum of $10,625,000 or 1,062,500 shares at $10.00 per share to a maximum of $14,375,000 or 1,437,500 shares at $10.00 per share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value. The maximum, as adjusted, defined as 15 percent above the maximum of the range, is $16,531,250 or 1,653,125 shares at $10.00 per share (reference Exhibits 51to 54).

     The pro forma appraised value of Third Century Bancorp as of February 27, 2004, is $12,500,000 at the midpoint.









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